Exhibit 2.12

Clean Energy and Landi Renzo S.p.A.
Investment Agreement

1	DEFINITIONS	4
2	INVESTMENT OF LR AND CE	15
3	PRE-CLOSING ACTION	15
4	CONDITIONS TO CLOSING	27
5	CLOSING	29
6	REPRESENTATION AND WARRANTIES OF LR	33
7	REPRESENTATION AND WARRANTIES OF CE	45
8	INDEMNIFICATION OBLIGATIONS OF LR	60
9	INDEMNIFICATION OBLIGATIONS OF CE	63
10	INDEMNIFICATION PROCEDURE	66
11	SPECIAL OBLIGATIONS	68
12	NOTICES	68
13	GENERAL PROVISIONS	70

BY AND BETWEEN:

(1)	Clean Energy, a company incorporated under the laws of the State of California, with registered office in 4675 MacArthur Court, Suite 800, Newport Beach, California 92660 (the “CE”); and

(2)
Landi Renzo S.p.A., a company incorporated under the laws of the Italian Republic, with registered office in Via Nobel no. 2, Corte Tegge, Cavriago (RE), Italy, fiscal code, VAT no., and registration with the Companies Register of Reggio Emilia no. 00523300358 (“LR”),

(LR, and CE, together, the “Parties” and each a “Party”).
WHEREAS

(A)
SAFE S.p.A., is a company incorporated under the laws of the Italian Republic, with registered office in Via Lamborghini no. 18, San Giovanni in Persiceto (BO), Italy, fiscal code, VAT no., and registration with the Companies Register of Bologna no. 03224661201 (“SAFE”);

(B)
SAFE owns the entire share capital of SAFE Gas Pte Ltd., a company incorporated under the laws of Singapore, with registered office in Republic of Singapore, with registered office in Singapore, 1 Raffles Place 41-01, registration with the Companies’ Register of Singapore no. 201415105G (“SAFE SG”, and together with SAFE, the “SAFE Group” and each of them a “SAFE Group Company”);

(C)	LR directly owns no. 2,500 shares representing 100% of the share capital of SAFE (the “SAFE Shares”);

(D)
LR controls and/or owns equity interests in the companies, other than the SAFE Group Companies, indicated in Schedule (D) to this Agreement, in the percentages set forth thereunder (the “LR Group”, and each company a “LR Group Company”);

(E)
08804808 B.C. Ltd., is a company incorporated under the laws of the Province of British Columbia (Canada), with its registered office located at Suite 1700, Park Place, 666 Burrard Street, Vancouver, British Columbia, Canada V6C 2X8, incorporation number BC0884808 (“CE Compression”);

(F)
IMW Industries Ltd. (formerly known as Clean Energy Compression Corp.), is a company incorporated under the laws of the Province of British Columbia (Canada), with its registered office located at Suite 1700, Park Place, 666 Burrard Street, Vancouver, British Columbia, Canada V6C 2X8, incorporation number BC0884810 (“Clean Energy Compression”);

(G)
CE Compression owns the share capitals of the companies indicated in Schedule (G) to this Agreement, in the amount and percentages set forth thereunder (the “Compression Subsidiaries” and each of them a “Compression Subsidiary”, and together with CE Compression and Clean Energy Compression, the “Compression Group”);

(H)	CE directly owns no. 1,772,360 shares representing 100% of the issued and outstanding shares in the capital of CE Compression (the “CEC Shares”);

(I)
CE directly owns no. 100,000 preferred shares representing 0.01% of the issued and outstanding shares in the capital of Clean Energy Compression (the “Compression Shares”), while CE Compression owns no. 1,172,360 common and no. 236,351 preferred shares representing 99.99% of the issued and outstanding shares in the capital of Clean Energy Compression;

(J)
LR, also through its legal, financial, tax, and accounting advisors, has conducted an investigation on CE Compression and the CE Subsidiaries, by means of a financial, accounting, legal, tax, regulatory and commercial due diligence review of publicly available documentation and of certain confidential documents and information which have been made available by CE, CE Compression, the CE Subsidiaries and/or their respective representatives in the virtual data room, at https://extranet.cleanenergyfuels.com/sites/accounting/projectnrg/Pages/default.aspx, opened from October 4, 2017 to November 1, 2017, whose index is attached hereto under Schedule (J) and which are contained in the DVD attached hereto under Schedule (J) (the “CE Data Room”), as well as participated in management and other interviews and had the possibility to request documents and ask questions as it saw fit and no document or answer was, to the CE’s best ability, withheld (the “CE Due Diligence Materials”);

(K)
CE, also through its legal, financial, tax, and accounting advisors, has conducted an investigation on the SAFE Group Companies, by means of a financial, accounting, legal, tax, regulatory and commercial due diligence review of publicly available documentation and of certain confidential documents and information which have been made available by LR, SAFE, SAFE SG and/or their respective representatives in the virtual data room, at https://extranet.cleanenergyfuels.com/sites/accounting/projectnrg/Pages/default.aspx, opened from October 4, 2017 to November 1, 2017, whose index is attached hereto under Schedule (K) and which are contained in the DVD attached hereto under Schedule (K), with the exclusion of any document uploaded under files “SAFE_further uploads before signing” and “SAFE_further uploads before signing_1” (the “LR Data Room”), as well as participated in management and other interviews and had the possibility to request documents and ask questions as it saw fit and no document or answer was, to the LR’s best ability, withheld (the “LR Due Diligence Materials”);

(L)
the Parties represent to each other that on the basis of their own analysis, inspections, examinations, determinations, evaluations, assumptions, projections and estimates and assuming their own full risk, also by way of alea, have decided to enter into this Agreement;

(M)	in accordance with the terms and conditions of this Agreement:

(a)	prior to the Closing Date (as defined below), LR shall incorporate, as sole quotaholder, an Italian limited liability company, having a corporate capital of Euro 10,000.00 (“NewCo”);

(b)
on the Closing Date (as defined below), the Parties will invest in the corporate capital of NewCo through the subscription and payment of the Capital Increase (as defined below) so that, following such Capital Increase, on a fully diluted basis, the corporate capital of NewCo will be allocated as follows:

(i)	LR will own a quota representing, on a fully diluted basis, 51% of NewCo’s corporate capital; and

(ii)	CE will own a quota representing, on a fully diluted basis, 49% of NewCo’s corporate capital;

(c)
on and as from the Closing Date (as defined below), upon subscription of the Capital Increase, LR and CE intend to govern their relationship as quotaholders of NewCo, by virtue of the Quotaholders’ Agreement (as defined below) relating to, among other things, the corporate governance of NewCo,

(the “Transaction”);

(N)
the Parties with this Agreement intend to set forth the terms and conditions, including their respective rights and obligations, of the Transaction, including the corporate structure envisaged in order to carry out the proposed Transaction and the relating capitalization of NewCo as per Recital (M) above.

NOW THEREFORE, the Parties hereby agree and covenant as follows:

1.	DEFINITIONS

1.1	In this Agreement the following terms starting with a capital letter shall have the following meanings:
“2016 CE Compression Financial Statements” means the consolidated financial statements of CE Compression (on a pro-forma basis to exclude IMW CNG Bangladesh Ltd and the IM08 fueling business) relating to the period from January 1, 2016 through December 31, 2016, a copy of which is attached hereto under Schedule 0.1.

2    “2016 SAFE Financial Statements” means the financial statements of SAFE relating to the period from January 1, 2016 through December 31, 2016, approved by the SAFE’s shareholders’ meeting on April 27, 2017, audited by PricewaterhouseCoopers S.p.A. and a copy of which was made available in the LR Data Room.
3    “2016 SAFE SG Financial Statements” means the financial statements of SAFE SG relating to the period from January 1, 2016 through December 31, 2016, approved by the competent corporate body of SAFE SG on June 30, 2017, audited by Raffles Pac and a copy of which was made available in the LR Data Room.
4    “Affiliate” means with respect to any Person, an individual, corporation, partnership, firm, association, unincorporated organization or other entity, directly or indirectly, Controlling, Controlled by or under common Control with such Person.
5    “Agreement” has the meaning provided in the Preamble.
6     “Anticorruption Law” means laws, regulations or orders relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business of SAFE, SAFE SG, CE Compression or any Compression Subsidiary, such as, without limitation, Articles 318, 319, 319 ter, 320 and/or 321 of the Italian Criminal Code, Decree 231, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, and all national and international anti-bribery or anticorruption Laws enacted or otherwise applicable in the Italian Republic or in the jurisdiction of any of NewCo, SAFE, SAFE SG, CE Compression or any Compression Subsidiary.
7    “Antitrust Laws” means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time governing the conduct of any Person in relation to restrictive or other anti-competitive agreements or practices (including cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), abuse of dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.
8    “Bond” means the regulation of the bond issued by LR on 9 April 2015.
9    “Bond and Financing Consent” has the meaning provided in Paragraph 3.1(d)(vii).
10    “Business Day” means any weekday, excluding Saturdays, Sundays and public holidays in Milan, Italy or in California, USA.
11    “Capital Increase” has the meaning provided in Paragraph 3.1(a).
12    “Capital Increase CE Portion” has the meaning provided in Paragraph 3.1(a)
13    “Capital Increase LR Portion” has the meaning provided in Paragraph 3.1(a).
14    “CE” has the meaning provided in the Preamble.

15    “CE Combination” means the amalgamation between CE Compression and Clean Energy Compression that CE may carry out, at its discretion, prior to Closing, it being understood that the amalgamation process shall be at own costs of CE and that neither CE Compression nor Clean Energy Compression shall suffer any disbursement and/or cost as a consequence thereof.
16    “CE Compression” has the meaning provided in Recital (E).
17    “CE Compression Accounting Principles” means the US general accepted accounting principles.
18    “CE Data Room” has the meaning provided in Recital (J).
19    “CE Due Diligence Materials” has the meaning provided in Recital (J).
20    “CE Group” means CE and all the companies and entities (other than the Compression Group Companies) directly or indirectly Controlling, Controlled by, or under the common Control, of CE.
21    “CE Group Company” means each and any company or entity which is part of the CE Group.
22    “CE Indemnification Obligations” has the meaning provided in Section 9.1.
23    “CE Knowledge” means the actual knowledge of the following directors and executives of CE, CE Compression, the CE Group Companies and the other Compression Group Companies: Mitchell W. Pratt and Bart Frabotta.
24    “CE Quota” has the meaning provided in Paragraph 2.2(a).
25    “CE Resignation Letters” has the meaning provided in Recital 3.1(e)(vii).
26    “CE Warranties” has the meaning provided in Section 7.1.
27    “CEC Articles” means the articles of CE Compression (or Compression MergeCo as the case may be) to be adopted by CE Compression (or Compression MergeCo as the case may be), prior to or on the Closing Date, which will be agreed between the Parties and which shall reflect the provisions of the Quotaholders’ Agreement to the maximum extent permitted under applicable Laws.
28    “CEC Shares” has the meaning provided in Recital (H).
29    “Claim” has the meaning provided in Section 10.1.
30    “Claimant” has the meaning provided in Section 10.2.
31    “Clean Energy Compression” has the meaning provided in Recital (F).
32    “Closing” means the subscription of the Capital Increase by CE and LR in accordance with the provisions of this Agreement, the actions and transactions under Section 5.2, and in general, the execution and exchange of all documents and agreements and the performance and consummation of all obligations and transactions, respectively required to be executed, exchanged, performed and consummated on the Closing Date (as defined below) pursuant to this Agreement.
33    “Closing Date” means the earlier of:

i.
the 5th (fifth) Business Day following the date upon which the last Condition Precedent (other than those Conditions Precedent that, in accordance with their terms have to be satisfied or waived on the Closing Date) has been satisfied or has been waived by the Party in the interest of which the relevant Condition Precedent (other than those Conditions Precedent that, in accordance with their terms have to be satisfied or waived on the Closing Date) is given or, as the case may be, by both the Parties, and

ii.
the Long Stop Date provided however that, by the Long Stop Date, all the Conditions Precedent (other than those Conditions Precedent that, in accordance with their terms have to be satisfied or waived on the Closing Date) have been satisfied or have been waived by the Party in the interest of which the relevant Condition Precedent is given or, as the case may be, by both the Parties, or any other date which may be agreed upon in writing by the Parties.
34    “CM Shares” has the meaning provided in Section 2.1(b).
35    “Code” means the Italian Civil Code, as approved by the Royal Decree, dated March 16, 1942, no. 262, as subsequently amended.
36    “Compression Accounts” means the consolidated financials (including balance sheet, income statement, and cash flow statement, but excluding footnotes and integrative and explanatory notes) of CE Compression as at September 30, 2017 (on a pro-forma basis to exclude IMW CNG Bangladesh Ltd and the IM08 fueling business), prepared in accordance with the CE Compression Accounting Principles (but for the exclusion of footnotes and integrative and explanatory notes) and in consistency with the 2016 CE Compression Financial Statements, related to the period from January 1, 2017 to September 30, 2017, a copy of which is attached hereto under Schedule 0.2.
37    “Commercial Agreement” means the commercial agreement to be entered into by and between NewCo and CE at Closing, that the Parties will negotiate in good faith and reflecting the terms and conditions set forth in the term sheet attached hereto as Schedule 0.3.
38    “Compression Agents” has the meaning provided in Section 7.24.
39    “Compression Business” means the business activities of the Compression Group Companies, as carried out as of the date hereof.
40    “Compression Benefit Plans” means the benefit plans of the Compression Group Companies made available in the CE Data Room.
41    “Compression CoC Agreement” means the Lease Agreement between Clean Energy Compression and Legacy Pacific Land Corporation dated August 16, 2017.

42    “Compression CoC Waiver” has the meaning provided in Section 3.1(e)(iv).
43    “Compression Debts” means any and all amounts, whether accrued or not accrued, due or owed by any Compression Group Company to their Related Parties (other than any other Compression Group Company), CE and/or any CE Group Company, and/or any of the CE’s and/or any CE Group Company’s Affiliates other than any other Compression Group Company (including, without limitation, interest, whether payable, accrued or not accrued, and principal amounts) listed in, and in the amounts, as of the Reference Date specified in the Compression Accounts and indicated under Schedule 0.4.
44    “Compression Employees” has the meaning provided in Section 7.13.
45    “Compression Financials” means, as the case may be, the 2016 CE Compression Financial Statements or the Compression Accounts.
46    “Compression Financing Agreements” has the meaning provided in Section 7.21.
47    “Compression Group” has the meaning provided in Recital (G).
“Compression Group Companies” means CE Compression and all the Compression Subsidiaries, including Clean Energy Compression and, following the CE Combination, Compression MergeCo.
48    “Compression Group Representative” means any of CE Compression, any Compression Subsidiary or any director, officer, employee, or any other Person duly authorized to act on behalf of the foregoing (individually and collectively).
49    “Compression Insurance Polices” has the meaning provided in Section 7.19.
50    “Compression Intragroup Agreements” means the agreements in force at the date hereof and entered into (i) between the Compression Group Companies, (ii) between the Compression Group Companies, on one side, and any CE Group Company and/or CE, on the other side, and/or (iii) between the Compression Group Companies, on one side, and any Affiliates of any CE Group Company and/or CE, on the other side.
51    “Compression Lease Agreements” has the meaning provided in Section 7.12.
52    “Compression Material Adverse Effect” means any change, event or effect that is actually, or could reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, regulatory position, business, operations or results of operations of the Compression Group and the Compression Business, taken as a whole, provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Compression Material Adverse Effect: (i) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Transaction (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships); (ii) any adverse change, effect, event, occurrence, state of facts or development after the date hereof, attributable to conditions affecting any of the industries as a whole in which the Compression Group participates, the economy of the United States of America or of Canada, as a whole or any of the foreign economies as a whole in any locations where the Compression Group has material operations or sales; or (iii) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement, except in each case under (i), (ii), and (iii), to the extent that the events under (i), (ii), and (iii) have not had a disproportionate impact on the Compression Group and the Compression Business relative to other companies in the industries in which the Compression Business is carried on.
53    “Compression Material Contracts” means the material commercial contracts entered into by any Compression Group Company having a yearly value higher than USD 100,000.00 (one hundred thousand/00).
54    “Compression MergeCo” means the company resulting from the CE Combination.
55    “Compression Permits” has the meaning provided in Paragraph 7.7.
56    “Compression Real Properties” has the meaning provided in Section 7.12.
57    “Compression Receivables” means any and all receivables, whether accrued or not accrued, of any Compression Group Company vìs-à-vìs their Related Parties, CE and/or any CE Group Company (other than any other Compression Group Company), and/or any of the CE’s and/or any CE Group Company’s Affiliates other than any other Compression Group Company (including, without limitation, interest, whether payable, accrued or not accrued, and principal amounts) listed in, and in the amounts, as at the Reference Date, specified in the Compression Accounts.
58    “Compression Related Party Agreements” means the agreements, other than the Compression Intragroup Agreements, in force at the date hereof and entered into (i) between the Compression Group Companies, on one side, and any of their Related Parties, and (ii) between the Compression Group Companies, on one side, and any CE Group Company’s and/or CE’s Related Parties, on the other side.
59    “Compression Shares” has the meaning provided in Recital (I).

60    “Compression Subsidiaries” has the meaning provided in Recital (G).
61    “Compression Subsidiary” has the meaning provided in Recital (G).
62    “Conditions Precedent” has the meaning provided in Paragraph 4.1.
63    “Control” (including the terms “Controlled by” and “under Common control of”) means control as defined by section 2359, paragraphs 1 and 2 of the Code.
64    “Decree 231” means the Legislative Decree no. 231 dated June 8, 2001, as subsequently amended.
65    “Direct Claim” has the meaning provided in Section 10.2.
66    “Directors Resignation Letters” has the meaning provided in Paragraph 3.1(d)(ix).
67    “Encumbrances” means any security interest, mortgage, lien, easement, usufruct, charge (whether fixed or floating), pledge, encumbrance, option, power of sale, right of first refusal or first offer or other third party rights, rights of pre-emption, right to acquire, transfer restriction, assignment (including by way of security), retention of title, escrow or trust arrangement for the purposes of providing security, defect of title or other similar restriction and any agreement to create any of the foregoing.
68    “Environmental Contamination” means any pollutants, contaminants or other Hazardous Materials (as defined below) that are existing in the soil, groundwater or surface water of the properties operated by SAFE, SAFE SG, CE Compression and/or any Compression Subsidiary (as applicable) and are required to be cleaned up or removed pursuant to Environmental Laws (as defined below) applicable at the locations operated by or to the activities of SAFE, SAFE SG, CE Compression and/or any Compression Subsidiary (as applicable).
69    “Environmental Laws” means all statutes, laws, rules, regulations or ordinances concerning environmental, health and safety, and risk prevention matters applicable in the Italian Republic including: safety and hygiene at work provisions, emissions, discharges, waste management or releases of pollutants, contaminants or Hazardous Materials (as defined below) into the environment or otherwise relating to the manufacture, processing, storage, transport or disposal of Hazardous Materials as interpreted and enforced by the competent authorities on the date hereof.
70    “Financial Statements” means each and any of the Compression Financials and/or SAFE Financials (as applicable).

71    “Financing” means the agreement entered into by and among LR, SAFE, Lovato Gas S.p.A., A.E.B. S.p.A., Eighteen Sound S.r.l., Sound&Vision S.r.l., Emmegas S.r.l., UniCredit Bank AG, Banca Monte dei Paschi di Siena S.p.A., Banca Nazionale del Lavoro S.p.A., Banco BPM S.p.A., Banca Popolare di Vicenza S.p.A., BPER Banca S.p.A., Credit Agricole Cariparma S.p.A., Cassa di Risparmio di Bologna S.p.A., Cassa di Risparmio del Veneto S.p.A. e UniCredit S.p.A. on March 27, 2017, as further amended, also disclosed in the LR Data Room.
72    “Governmental Authority” means any (a) nation, region, state, country, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) department, agency or instrumentality of a foreign or other government, including any state-owned or controlled entity, (d) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (e) public international organization or multinational organization or (f) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
73    “Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (ii) any political party or party official or candidate for political office, or (iii) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clauses (i) or (ii) of this definition.
74    “Hazardous Material” means any substance, chemical or waste (including asbestos, polychlorinated biphenyls (PCBs) and petroleum) that is (even if not expressly or specifically) designated or defined as hazardous, toxic or dangerous, or as pollutant or contaminant, in any applicable law, code or ordinance and all rules and regulations promulgated there under, because of any of the business activities of the SAFE, SAFE SG, CE Compression and/or any Compression Subsidiary or of applicable Laws.
75    “Hold Harmless Letters” has the meaning provided in Paragraph 3.1(g).
76    “Indemnification Event” has the meaning provided in Section 10.2.
77    “Indemnifying Party” has the meaning provided in Section 10.2.
78    “Intellectual Property” means (i) all trademarks, trade dress, service marks, trade names, domain names and brand names; (ii) all copyrights and all other rights associated therewith; (iii) all patents and all proprietary rights associated with patents; (iv) all contracts or agreements granting any right, title or license under the intellectual property rights of any third party; (v) all inventions, computer software, trade secrets, websites, royalty rights, and employee covenants and agreements respecting intellectual property; and (vi) all registrations of any of the foregoing, all applications therefor.
79    “Interim Management Period” has the meaning provided in Paragraph 3.2(a).
80    “Italian Criminal Code” means the Italian Criminal Code, as approved by the Royal Decree, dated October 19, 1930, no. 1398, as subsequently amended.

81    “Laws” means all Italian or foreign applicable treaties, directives, laws, decrees, rules, regulations, instructions, orders, circulars, codes and usual customs and practices, as well as applicable decisions, orders, injunctions, instructions and recommendations of competent authorities.
“Long Stop Date” has the meaning provided in Section 4.3.
82    “Loss” means, in relation to any matter, any and all direct and actual loss and/or loss of profit, pursuant to and in accordance with Article 1223 of the Code, relating to that matter.
83    “LR” has the meaning provided in the Preamble.
84    “LR Data Room” has the meaning provided in Recital (K).
85    “LR Due Diligence Materials” has the meaning provided in Recital (K).
86    “LR Group” has the meaning provided in Recital (D).
87    “LR Group Company” has the meaning provided in Recital (D).
88    “LR Indemnification Obligations” has the meaning provided in Section 8.1.
89    “LR Knowledge” means the actual knowledge of the following directors and executives of LR, SAFE, SAFE SG and the other LR Group Companies: Cristiano Musi, Paolo Cilloni, Luciano Dell’Omo, Giovanni Maccini, Enrico Gardani, Claudia Dall’Aglio, Davide Norelli and Jonas Giuliani.
90    “LR Quota” has the meaning provided in Paragraph 2.2(a).
91    “LR Warranties” has the meaning provided in Section 6.1(a).
92    “Material Breach of the CE Warranties” means a breach of:

(a)	the CE Warranties (without regard to any materiality qualifications set forth therein) given on the date of this Agreement; and

(b)
the CE Warranties (without regard to any materiality qualifications set forth therein) as repeated on the Closing Date, but without reference to any information provided by CE after the date of this Agreement,

93    in each case, except for breaches that do not, and would not reasonably be expected, to cause, individually or in aggregate, a Loss for any of LR, NewCo, SAFE, SAFE SG, CE Compression and/or any Compression Subsidiary, higher than Euro 2,500,000.00 (two million five hundred thousand/00).
94    “Material Breach of the LR Warranties” means a breach of:

(a)	the LR Warranties (without regard to any materiality qualifications set forth therein) given on the date of this Agreement; and

(b)
the LR Warranties (without regard to any materiality qualifications set forth therein) as repeated on the Closing Date, but without reference to any information provided by LR after the date of this Agreement,

95    in each case, except for breaches that do not, and would not reasonably be expected, to cause, individually or in aggregate, a Loss for any of CE, NewCo, SAFE, SAFE SG, CE Compression and/or any Compression Subsidiary, higher than Euro 2,500,000.00 (two million five hundred thousand/00).
96    “NewCo” has the meaning provided in Recital (M).
97    “NewCo By-Laws” means the by-laws of NewCo to be adopted by NewCo, prior to or on the Closing Date, which will be agreed between the Parties and which shall reflect the provisions of the Quotaholders’ Agreement to the maximum extent permitted under applicable Laws.
98    “Notary” has the meaning provided in Paragraph 5.1.
99    “Notice of Claim” has the meaning provided in Section 10.2.
100    “Parties” has the meaning provided in the Preamble.
101    “Party” has the meaning provided in the Preamble.
102    “Person” means any individual, corporation, partnership, firm, association, unincorporated organization, trust or other entity.
103    “Purpose” has the meaning provided in Section 3.3.
104    “Quotaholders’ Agreement” means the quotaholders’ agreement to be entered into at Closing, in accordance with the terms and conditions of this Agreement, by and between LR and CE, substantially in the form set out in Schedule 0.5, concerning, inter alia, the corporate governance of NewCo, SAFE, SAFE SG, CE Compression and the other NewCo Group Companies (as defined therein).
105    “Reference Date” means September 30, 2017.
106    “Related Party(ies)” has the meaning set forth by the international accounting principle concerning the disclosure of related parties transactions (IAS n. 24), as adopted pursuant to the procedure set forth under Section 6 of the Regulation (EC) no. 1606/2002.
107    “Rules” has the meaning provided in Section 13.8.
108    “SA Resignation Letters” has the meaning provided in Paragraph 3.1(d)(viii).
109    “SAFE” has the meaning provided in Recital (A).
110    “SAFE Accounts” means the financials (including balance sheet, income statement, cash flow statement, but excluding footnotes and integrative and explanatory notes) of SAFE as at September 30, 2017, approved by the sole director of SAFE on October 30, 2017 prepared in accordance with the SAFE Accounting Principles (but for the exclusion of footnotes and integrative and explanatory notes) and in consistency with the 2016 SAFE Financial Statements, related to the period from January 1, 2017 to September 30, 2017, and a copy of which was made available in the LR Data Room.
111    “SAFE Accounting Principles” means the Italian accounting principles set out in the Code, as interpreted and supplemented with the accounting principles established by the Italian Chartered Accounts Committee (“Consiglio Nazionale dei Dottori Commercialisti e degli Esperti Contabili”), as revised, supplemented and/or replaced by the Italian Accounting Standards Setter (“Organismo Italiano di Contabilità”) and the accounting principles established by the Italian Accounting Standards Setter (“Organismo Italiano di Contabilità”), consistently applied by SAFE in accordance with past practice.
112    “SAFE Agents” has the meaning provided in Section 6.24.
“SAFE Business” means the business activities of the SAFE Group Companies, as carried out as of the date hereof.
113    “SAFE By-Laws” means the by-laws of SAFE to be adopted by SAFE, on the Closing Date, which will be agreed between the Parties and which shall reflect the provisions of the Quotaholders’ Agreement to the maximum extent permitted under applicable Laws.
114    “SAFE Collective Bargaining Agreements” has the meaning provided in Section 6.13.
115    “SAFE Debt” means any and all amounts, whether accrued or not accrued, due or owed by SAFE Group Company to their Related Parties, LR and/or any LR Group Company, and/or any of the LR’s and/or any LR Group Company’s Affiliates (including, without limitation, interest, whether payable, accrued or not accrued, and principal amounts) listed in, and in the amounts, as of the date hereof, specified under Schedule 0.6.
116    “SAFE Employees” has the meaning provided in Section 6.13.
117    “SAFE Financials” means, as the case may be, the 2016 SAFE Financial Statements, the SAFE Accounts, the SAFE SG Accounts, or the 2016 SAFE SG Financial Statements.
118    “SAFE Financing Agreements” has the meaning provided in Section 6.21.
119    “SAFE Group” has the meaning provided in Recital (B).
120    “SAFE Group Company” has the meaning provided in Recital (B).
121    “SAFE Group Representative” means any of NewCo, SAFE, SAFE SG or any director, officer, employee, or any other Person duly authorized to act on behalf of the foregoing (individually and collectively).
122    “SAFE Insurance Policies” has the meaning provided in Section 6.19.
123    “SAFE Intragroup Agreements” means the agreements in force at the date hereof and entered into (i) between the SAFE Group Companies, (ii) between the SAFE Group Companies, on one side, and any LR Group Company and/or LR, on the other side, (iii) between the SAFE

Group Companies, on one side, and any Affiliates of any LR Group Company and/or LR, on the other side.
124    “SAFE Lease Agreements” has the meaning provided in Section 6.12.
125    “SAFE Material Adverse Effect” means any change, event or effect that is actually, or could reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, regulatory position, business, operations or results of operations of the SAFE Group and the SAFE Business, taken as a whole, provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a SAFE Material Adverse Effect: (i) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Transaction (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships); (ii) any adverse change, effect, event, occurrence, state of facts or development after the date hereof, attributable to conditions affecting any of the industries as a whole in which the SAFE Group participates, the Italian economy, as a whole or any of the foreign economies as a whole in any locations where the SAFE Group has material operations or sales; or (iii) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement, except in each case under (i), (ii), and (iii), to the extent that the events under (i), (ii), and (iii) have not had a disproportionate impact on the SAFE Group and the SAFE Business relative to other companies in the industries in which the SAFE Business is carried on.
126    “SAFE Material Contracts” means the material commercial contracts entered into by SAFE and/or SAFE SG related to the SAFE Business having a yearly value higher than USD 100,000.00 (one hundred thousand/00).
127    “SAFE Permits” has the meaning provided in Paragraph 6.7.
128    “SAFE Real Estate Agreement” means the lease agreement entered into by and between Gireimm S.r.l. (as lessor) and SAFE (as lessee) on December 3, 2014.
129    “SAFE Receivables” means any and all receivables, whether accrued or not accrued, of any SAFE Group Company vìs-à-vìs, their Related Parties, LR and/or any LR Group Company, and/or any of the LR’s and/or any LR Group Company’s Affiliates (including, without limitation, interest, whether payable, accrued or not accrued, and principal amounts) listed in, and in the amounts, as of the date hereof, specified under Schedule 0.7.
130    “SAFE Real Properties” has the meaning provided in Section 6.12.
131    “SAFE Related Party Agreements” means the agreements, other than the SAFE Intragroup Agreements, in force at the date hereof and entered into (i) between the SAFE Group Companies, on one side, and any of their Related Parties, and (ii) between the SAFE Group Companies, on one side, and any LR Group Company’s and/or LR’s Related Parties, on the other side.

132    “SAFE SG” has the meaning provided in Recital (B).
133    “SAFE SG Accounting Principles” means Singapore accounting principles issued by the “Accounting and Corporate Regulatory Authority (ACRA)”.
134    “SAFE SG Accounts” means the financials (including balance sheet, income statement, cash flow statement, but excluding footnotes and integrative and explanatory notes) of SAFE SG as at September 30, 2017, approved by the sole director of SAFE on October 30, 2017 prepared in accordance with the SAFE SG Accounting Principles (but for the exclusion of footnotes and integrative and explanatory notes) and in consistency with the 2016 SAFE SG Financial Statements, related to the period from January 1, 2017 to September 30, 2017, and a copy of which was made available in the LR Data Room.
135    “SAFE Shares” has the meaning provided in Recital (C).
136    “Sanctions Laws and Regulations” means any sanctions measures or embargos imposed by the United Nations Security Council, the European Union or other relevant sanctions Authority, to the extent that such sanctions are applicable in the Italian Republic or in the jurisdiction of SAFE, SAFE SG, CE Compression, any Compression Subsidiary, CE and/or LR (as the case may be).
137    “Sanctions Target” means (i) any country or territory that is the subject of country-wide or territory-wide Sanctions Laws and Regulations; or (ii) a Person or entity that is located in or organized under the laws of a country or territory that is identified as the subject of country-wide or territory-wide Sanctions Law and Regulations.
138    “Tax” or “Taxes” means all federal, state or local taxes, social security contributions, fees, levies or other fiscal assessments and duties imposed by any federal, national or local taxing authorities, including all income taxes, transfer taxes (including, without limitation, Italian registration duty), recording, license, withholding, payroll, stamp, occupation and property taxes, excise or custom duties, sale, use, VAT and franchise taxes or other similar fees, assessments and charges, however denominated, together with all interest, penalties, surcharges, additions to tax or additional amounts imposed by any Tax Authority pertaining to the present and past activities, acts, events, omissions or corporate and contractual transactions performed or in any case carried out by and/or in the name or on behalf of any of SAFE, SAFE SG, CE Compression and/or any Compression Subsidiary (as applicable).
139    “Tax Authority” means any competent Governmental Authority in charge of imposing and/or collecting any Tax.
140    “Third-Party Claim” has the meaning provided in Section 10.2.
141    “Third Party Expert” means a Professor of law or an attorney of standing reputation to be appointed by the Parties by mutual agreement or, failing an agreement, to be designated by the Camera Arbitrale Nazionale ed Internazionale di Milano upon request of the Indemnifying Party.
142    “Transaction” has the meaning provided in Recital (M).

143    “TSA” means the transitional services agreement to be entered into by and between LR and NewCo at Closing, which the Parties will negotiate in good faith and reflecting the terms and conditions set forth in the term sheet attached hereto as Schedule 0.8.

1.2
Defined terms denoting the singular shall include the plural and vice versa. Terms used in the plural apply to the whole as well as to one or more of the relevant individual elements. Any reference in this Agreement to gender shall include all genders.

1.3	Any defined terms that refer to an Italian legal concept shall be deemed to include any similar legal concept in any jurisdiction other than Italian Republic.

1.4	Definitions given for a noun also apply mutatis mutandis to verbs, adjectives and adverbs that have the same root and vice versa.

1.5	References to “includes” and “including” mean including without limitation.

1.6
In all cases in which, under this Agreement, a Party clearly and directly undertakes to cause or to procure that any other Person (including a corporate body of any such Person) to undertake or to do or omit to do something, or to procure that any other Person (including a corporate body of any such Person) undertake or do or omit to do something, such undertaking of the Party shall be construed as a “promessa dell’obbligazione o del fatto del terzo” as provided by article 1381 of the Code.

1.7
The obligation of a Party to use its efforts or endeavours, whether best or reasonable or commercial, to accomplish an objective shall be construed as an “obbligazione di mezzi” according to the applicable Law and not as an absolute obligation to ensure that such objective is, in fact, reached (i.e., as an “obbligazione di risultato”).

1.8
The division of this Agreement into Articles, Sections, and Paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

1.9
The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole (including the Recitals and the Schedules) and not merely to a subdivision in which such words appear.

1.10	The references to “Articles”, “Sections”, “Paragraphs”, “Recitals”, and “Schedules” are to the articles, sections, recitals and schedules of this Agreement.

2.	INVESTMENT OF LR AND CE

2.1	Subject to the terms and conditions set forth in this Agreement, on the Closing Date:

(a)
LR shall fully subscribe and pay in the Capital Increase LR Portion and, therefore, contribute in kind into NewCo, pursuant to and in accordance with Articles 2464 and 2465 of the Code and any other applicable Law, the SAFE Shares, representing the entire share capital of SAFE; and

(b)
CE shall fully subscribe and pay in the Capital Increase CE Portion and, therefore, contribute in kind into NewCo, pursuant to and in accordance with Articles 2464 and 2465 of the Code and any other applicable Law, (i) if the CE Combination has not been completed, (A) the CEC Shares, representing the entire issued and outstanding shares in the capital of CE Compression, and (B) the Compression Shares, representing 0.01% of the issued and outstanding shares in the capital of Clean Energy Compression, or (ii) if the CE Combination has been completed, the share representing the entire issued and outstanding shares in the capital of Compression MergeCo (the “CM Shares”).

2.2
The Parties respectively acknowledge that, subject to terms and conditions of this Agreement, as a result of the Capital Increase and following the full subscription and payment of such Capital Increase as set forth under Paragraph 2.1:

(a)	the corporate capital of NewCo shall be allocated as follows:

(i)	LR shall own a quota into the corporate capital of NewCo representing, on a fully diluted basis, 51% of the NewCo’s corporate capital (the “LR Quota”); and

(ii)	CE shall own a quota into the corporate capital of NewCo representing, on a fully diluted basis, 49% of the NewCo’s corporate capital (the “CE Quota”);

(b)	NewCo shall own the entire share capital of SAFE;

(c)
NewCo shall own the entire issued and outstanding shares in the capital of CE Compression and, unless the CE Combination occurred, the Compression Shares, representing 0.01% of the issued and outstanding shares in the capital of Clean Energy Compression;

(d)	NewCo, indirectly through SAFE, shall own the entire share capital of SAFE SG; and

(e)	NewCo, indirectly through CE Compression, shall own equity interests in the Compression Subsidiaries, in the percentages set forth in Schedule 2.2(e) to this Agreement.

3.	PRE-CLOSING ACTION

3.1	Pre Closing Covenant

(a)	Prior to or on the Closing Date:

(i)
LR shall procure that the quotaholders’ meeting of NewCo is convened and held to resolve upon a capital increase of an amount (including any potential quota premium) that the Parties will determine and agree in good faith (the “Capital Increase”), as follows:

(A)
a portion of the Capital Increase reserved for the subscription of, and to be fully paid in by, LR by means of the contribution in kind of the SAFE Shares, for an amount, which the Parties will determine and agree in good faith, so that upon subscription by both Parties of the Capital Increase, LR will own a quota representing, on a fully diluted basis, 51% of the NewCo’s corporate capital (the “Capital Increase LR Portion”); and

(B)
a portion of the Capital Increase reserved for the subscription of, and to be fully paid in by, CE by means of the contribution in kind of (I) the CEC Shares and the Compression Shares, if the CE Combination is not completed, or (II) the CM Shares, if the CE Combination is completed, for an amount, which the Parties will determine and agree in good faith, so that upon subscription by both Parties of the Capital Increase, CE will own a quota representing, on a fully diluted basis, 49% of the NewCo’s corporate capital (the “Capital Increase CE Portion”), it being understood that the percentages over the entire corporate capital of NewCo of LR Quota and CE Quota as resulting from the subscription of the Capital Increase shall not be subject to any adjustment and/or revision nor shall require any further cash injection by either Party (without prejudice to further post Closing capital increases or extraordinary transactions or as otherwise provided in this Agreement); and

(ii)	LR shall procure that the quotaholders’ meeting of NewCo is convened and held to resolve upon the adoption of the NewCo By-Laws.

(b)
From the date of this Agreement until the Closing Date, LR shall use its reasonable endeavours to extract all SAFE Group Companies from any services, assets or facilities shared between the SAFE Group Companies and the LR Group Companies, with the aim of making the SAFE Group Companies independent from such shared services, assets and facilities.

(c)
From the date of this Agreement until the Closing Date, CE shall use its reasonable endeavours to extract all Compression Group Companies from any services, assets or facilities shared between the Compression Group Companies and the CE Group Companies, with the aim of making the Compression Group Companies independent from such shared services, assets and facilities.

(d)	LR undertakes, prior to or on the Closing Date (unless otherwise provided for in this Paragraph (d)), to:

(i)
incorporate, in compliance with applicable Laws, NewCo in the form of an Italian limited liability company (società a responsabilità limitata), with a corporate capital of Euro 10,000.00 (ten thousand/00);

(ii)
terminate, or procure that the LR Group Companies and/or the SAFE Group Companies and/or their respective Affiliates terminate, as of the Closing Date any SAFE Intragroup Agreement and any SAFE Related Party Agreements (excluding the SAFE Real Estate Agreement which will remain in force according to its terms and conditions), with no cost or liability for the SAFE Group Companies;

(iii)	pay, or procure the payment of, any SAFE Receivables;

(iv)	procure that the SAFE Group Companies pay any SAFE Debt;

(v)	cause SAFE to waive vis-à-vis LR the credit receivables owed by LR to SAFE up to (and including) December 31, 2017 deriving from the fiscal group consolidation;

(vi)
in relation to the agreements listed in Schedule 3.1(d)(v), procure that SAFE and/or SAFE SG (as the case may be) fulfils any notification obligation triggered by the execution of this Agreement and/or the implementation of the Transaction, promptly after the date hereof;

(vii)
in relation to the Bond and Financing, use its reasonable best efforts to obtain the necessary consents/approvals (including any required waiver from the banks under the Financing) to the execution of this Agreement and/or the implementation of the Transaction in accordance with the respective terms of the Bond and the Financing (the “Bond and Financing Consent”);

(viii)	notify, at least 5 Business Days prior to Closing, to CE the designations of:

(A)	4 directors of NewCo to be appointed at Closing upon designation of LR in accordance with the Quotaholders’ Agreement and the NewCo By-Laws;

(B)	2 effective statutory auditors and 1 alternate statutory auditor of NewCo to be appointed at Closing upon designation of LR in accordance with the Quotaholders’ Agreement and the NewCo By-Laws;

(C)	4 directors of SAFE to be appointed at Closing upon designation of LR in accordance with the Quotaholders’ Agreement;

(D)	2 effective statutory auditors and 1 alternate statutory auditors of SAFE to be appointed at Closing upon designation of LR in accordance with the Quotaholders’ Agreement; and

(E)	4 directors of CE Compression or Compression MergeCo (as the case may be) to be appointed at Closing upon designation of LR in accordance with the Quotaholders’ Agreement;

(ix)
cause all directors of SAFE and NewCo to resign or otherwise cease from office with effect upon Closing and deliver to CE and SAFE and/or NewCo resignation letters, substantially in the form attached hereto as Schedule 3.1(d)(ix), confirming that they have no claims for compensation or damages for termination, loss of office, except for their compensation accrued and unpaid at the Closing Date (the “Directors Resignation Letters”);

(x)
use its reasonable efforts to cause all the (effective and alternate) members of the board of statutory auditors of SAFE and/or NewCo (if any) to resign or otherwise cease from office with effect upon Closing and deliver to SAFE, NewCo and CE resignation letters, substantially in the form attached hereto as Schedule 3.1(d)(ix), confirming that they have no claims for compensation or damages for termination, loss of office, except for their compensation accrued and unpaid at the Closing Date (the “SA Resignation Letters”);

(xi)
exercise its rights to cause an ordinary shareholders’ meeting of NewCo and SAFE to be validly held on the Closing Date for the purpose of electing new directors and new statutory auditors, all in accordance with the provisions of the Quotaholders’ Agreement and the NewCo By-Laws and the SAFE By-Laws;

(xii)
exercise its rights to cause the competent corporate body of CE Compression or Compression MergeCo (as the case may be) to appoint new directors, all in accordance with the provisions of the Quotaholders’ Agreement and the CEC Articles; and

(xiii)
on the Closing Date, cause the quotaholders’ meeting of NewCo to be validly held and release and discharging to the maximum extent permitted by applicable Laws (and, in any case, with the exception of fraud, wilful misconduct and gross negligence), the resigning directors and statutory auditors of NewCo, from and against any and all liabilities arising from their holding of the offices as, respectively, directors and statutory auditors of such company up to the Closing Date.

(e)	CE undertakes, prior to or on the Closing Date (unless otherwise provided for in this Paragraph (e)), to:

(i)
terminate, or procure that the Compression Group Companies and/or the CE Group Companies and/or their respective Affiliates terminate, as of the Closing Date any Compression Intragroup Agreement and/or Compression Related Party Agreement, with no cost or liability for the Compression Group Companies;

(ii)	terminate or pay, or procure the payment or termination of, any Compression Receivables;

(iii)	procure that the Compression Debt are all forgiven;

(iv)
in relation to the Compression CoC Agreement, procure that CE Compression and/or any Compression Group Company (as the case may be) (1) notify the execution of this Agreement and the Transaction to the counterparty, and (2) use its reasonable best efforts to obtain from it (i) the consent in writing to the execution of this Agreement and/or the implementation of the Transaction, or as the case may be (ii) the waiver in writing to the termination or withdrawal rights contained in the Compression CoC Agreements, which may be triggered by the execution of this Agreement and/or the implementation of the Transaction (the “Compression CoC Waiver”);

(v)	use its commercially reasonable efforts to procure that IMW CNG Bangladesh Ltd. is definitely and fully liquidated;

(vi)
use its commercially reasonable efforts to procure that the production activities at the operative plant of IMW Clean Energy Technology (Suzhou) Co., Ltd., located in Aike Road, Shaxi Industrial Park, Taicang, Suzhou, Jiangsu, PRC. 215421, are closed and that IMW Clean Energy Technology (Suzhou) Co., Ltd. does not carry out any production activity in such plant;

(vii)	notify, at least 5 Business Days prior to Closing, to LR the designations of:

(A)	3 directors (including the Chairman) of NewCo to be appointed at Closing upon designation of CE in accordance with the Quotaholders’ Agreement and the NewCo By-Laws;

(B)	1 effective statutory auditor and 1 alternate statutory auditor of NewCo to be appointed at Closing upon designation of LR in accordance with the Quotaholders’ Agreement and the NewCo By-Laws;

(C)	3 directors of SAFE to be appointed at Closing upon designation of CE in accordance with the Quotaholders’ Agreement;

(D)	1 effective statutory auditors and 1 alternate statutory auditor of SAFE to be appointed at Closing upon designation of CE in accordance with the Quotaholders’ Agreement; and

(E)	3 directors of CE Compression or Compression MergeCo (as the case may be) to be appointed at Closing upon designation of CE in accordance with the Quotaholders’ Agreement;

(viii)
cause all directors of CE Compression or Compression MergeCo (as the case may be) to resign or otherwise cease from office with effect upon Closing and deliver to LR and CE Compression resignation letters, substantially in the form attached hereto as Schedule 3.1(d)(ix), confirming that they have no claims for compensation or damages for termination, loss of office, except for their compensation accrued and unpaid at the Closing Date (the “CE Resignation Letters”);

(ix)
exercise its rights to cause an ordinary shareholders’ meeting of NewCo and SAFE to be validly held on the Closing Date for the purpose of electing new directors and new statutory auditors, all in accordance with the provisions of the Quotaholders’ Agreement and the NewCo By-Laws and the SAFE By-Laws;

(x)
exercise its rights to cause the competent corporate body of CE Compression or Compression MergeCo (as the case may be) to appoint new directors, all in accordance with the provisions of the Quotaholders’ Agreement and the CEC Articles; and

(xi)
on the Closing Date, cause the quotaholders’ meeting of NewCo to be validly held and release and discharging to the maximum extent permitted by applicable Laws (and, in any case, with the exception of fraud, wilful misconduct and gross negligence), the resigning directors and statutory auditors of NewCo, from and against any and all liabilities arising from their holding of the offices as, respectively, directors and statutory auditors of such company up to the Closing Date.

(f)
The Parties undertake to use their commercially reasonable efforts to identify key personnel to be employed or otherwise hired by NewCo and to negotiate and cause NewCo, prior to or on the Closing Date, to enter into employment or directorship agreements (as the case may be) with such key personnel, in terms and conditions satisfactory to both Parties.

(g)
The Parties undertake, except in case of fraud or wilful misconduct, to hold harmless and indemnify any directors and/or statutory auditors (if applicable) of NewCo, who will have resigned from office pursuant to Paragraphs 3.1(d)(ix) and 3.1(d)(x), against any and all liabilities, costs (including legal fees) and damages that may arise as a consequence of any action, suit, claim or litigation brought against them in relation to their offices as directors and/or statutory auditors, as the case may be, of NewCo. It is agreed that the undertakings of the Parties set out in this Paragraph shall be irrevocable (within the meaning and for the purposes of Article 1411 of the Code) and shall remain in full force and effect until such time when any claim against such directors and statutory auditors (as the case may be and if applicable) is barred by virtue of the expiration of the applicable statute of limitations under applicable Laws. On the Closing Date, the Parties shall deliver joint signed letters (the “Hold Harmless Letters”) to LR and addressed to any directors and auditors who will have resigned from office pursuant to Paragraphs 3.1(d)(ix) and 3.1(d)(x).

(h)
LR undertakes, except in case of fraud or wilful misconduct, to hold harmless and indemnify any directors and/or statutory auditors (if applicable) of SAFE who will have resigned from office pursuant to Paragraphs 3.1(d)(ix) and 3.1(d)(x), against any and all liabilities, costs (including legal fees) and damages that may arise as a consequence of any action, suit, claim or litigation brought against them in relation to their offices as directors and/or statutory auditors, as the case may be, of SAFE. It is agreed that the undertakings of LR set out in this Paragraph shall be irrevocable (within the meaning and for the purposes of Article 1411 of the Code) and shall remain in full force and effect until such time when any claim against such directors and statutory auditors (as the case may be and if applicable) is barred by virtue of the expiration of the applicable statute of limitations under applicable Laws. On the Closing Date, LR shall deliver signed letters (the “LR Hold Harmless Letters”) to any directors and auditors who will have resigned from office pursuant to Paragraphs 3.1(d)(ix) and 3.1(d)(x) confirming the obligations set out in this Section 3.1(h).

(i)
CE undertakes, except in case of fraud or wilful misconduct, to hold harmless and indemnify any directors of CE Compression or Compression MergeCo (as the case may be) who will have resigned from office pursuant to Paragraph 3.1(e)(viii), against any and all liabilities, costs (including legal fees) and damages that may arise as a consequence of any action, suit, claim or litigation brought against them in relation to their offices as directors of CE Compression or Compression MergeCo (as the case may be). It is agreed that the undertakings of CE set out in this Paragraph shall be irrevocable (within the meaning and for the purposes of Article 1411 of the Code) and shall remain in full force and effect until such time when any claim against such directors and statutory auditors (as the case may be and if applicable) is barred by virtue of the expiration of the applicable statute of limitations under applicable Laws. On the Closing Date, CE shall deliver signed letters (the “CE Hold Harmless Letters”) to any directors who will have resigned from office pursuant to Paragraph 3.1(e)(viii) confirming the obligations set out in this Section 3.1(i).

(j)
LR acknowledges that, prior to Closing, CE may carry out, at its discretion, the CE Combination. It is therefore agreed between the Parties that, should the CE Combination be performed, from the completion of the CE Combination, any direct reference or implied reference (by referring to the Compression Group Companies or the Compression Subsidiary) contained in the Agreement (including in the CE Warranties) to CE Compression and/or Clean Energy Compression shall be read, construed and interpreted as if it was made to Compression MergeCo, unless the context requires otherwise, and in any case without prejudice to Section 7.1(f).

(k)
Notwithstanding anything to the contrary in this Agreement, LR agrees and acknowledges that, prior to Closing, CE has the right to cause that the agreements, the assets and liabilities listed in Schedule 3.1(k), are assigned from and by Clean Energy Compression to Clean Energy Fuelling Services Corp., it being understood that the assignment shall be at own costs of CE and/or Clean Energy Fuelling Services Corp. and that Clean Energy Compression shall not suffer any disbursement and/or cost as a consequence thereof.

(l)	In relation to NewCo, without prejudice to what set forth in the other provisions of this Agreement, from the incorporation of NewCo and until the Closing has occurred, LR covenants and undertakes to:

(i)	procure that NewCo is duly organized, validly existing and in good standing under applicable Laws;

(ii)
procure that NewCo (A) does not carry out any business or activity, (B) does not hire, employee or otherwise engage any employee, consultant or other personnel, (C) does not enter into any agreement or arrangement or otherwise assume any other commitment of any kind, except for the agreements and commitments required in relation to the initial corporate activity of NewCo;

(iii)	be the sole quotaholder of NewCo, owning a quota equal to Euro 10,000.00 fully paid in, validly issued, free and clear from any Encumbrances, and representing the entire corporate capital of NewCo;

(iv)	procure that no commitment is given to create an Encumbrance affecting the corporate capital of NewCo;

(v)
procure that, except for the Capital Increase, there will be no options, warrants, conversion or subscription rights, agreements, contracts or commitments of any kind obligating NewCo, conditionally or otherwise, to issue or sell any new quotas or any instrument convertible into or exchangeable for any quota, or purchase or redeem any of its quotas;

(vi)
procure that (A) NewCo does not become subject to any voluntary or non-voluntary liquidation, insolvency, bankruptcy or similar procedure, and (B) there will be no proceedings, injunctions, orders or claims against NewCo that may imply the risks of liquidation, winding-up, bankruptcy and/or the starting of any bankruptcy or pre-insolvency procedure;

(vii)
procure that (A) no capital contributions or quota subscription are required to be made with respect to the quotas representing the corporate capital of NewCo, and (B) NewCo will not be in a situation whereby it is required by applicable Law to re-capitalize NewCo or provide equity contribution (including, without limitation, pursuant to Articles 2482-bis and 2482-ter of the Code) - or need to adopt any corporate action in connection therewith; and

(viii)	procure that NewCo is and remains fully compliant with any applicable Laws, including any Antitrust Law and/or any Sanction Law and Regulation.

3.2	Interim Management

(a)
Unless otherwise provided in this Agreement or consented upon in writing by CE, LR shall, during the period from the date hereof (included) to the Closing Date (included) (the “Interim Management Period”), manage NewCo and the SAFE Group Companies, and cause that NewCo and the SAFE Group Companies are managed, in the ordinary course of the SAFE Business in compliance with the applicable Law and in accordance with past practices and, to that purpose, in relation to NewCo and/or any SAFE Group Companies, LR shall not, and shall cause each of NewCo and the SAFE Group Companies during the Interim Management Period, not to:

(i)
issue any shares, options, warrants, subscription or conversion rights or execute contracts or agreements or assume obligations of any nature under which they shall be obliged, under condition or otherwise, to issue or sell new shares or any other securities which could be exchanged with or converted into share capital or be obliged to reimburse or repurchase its own shares;

(ii)	declare, make or pay a dividend or other distribution (whether in cash, stock or in kind);

(iii)	increase or reduce its corporate capital (except in the cases provided under articles 2446, 2447, 2482-bis and 2482-ter of the Code or similar applicable provisions) nor amend its by-laws;

(iv)	merge, de-merge, transform into another type of company, nor approve any liquidation or winding up procedure;

(v)	sell or transfer the shares held into NewCo or any SAFE Group Company;

(vi)
grant, create, assume or otherwise incur any Encumbrance on (i) shares held into NewCo or any SAFE Group Company, or (ii) any asset of NewCo or any SAFE Group Company or otherwise give any guarantee, except in the ordinary course of the SAFE Business and consistently with past practice;

(vii)
redeem, purchase or otherwise acquire, any of its capital stock or any other of its equity interests, or any instrument or security which consists of or includes a right to acquire such capital stock or other equity interest, or amend the terms of any such security;

(viii)
enter into any legal partnership, consortium, association, joint venture, agreement or arrangement for the sharing of profits or assets; incorporate new companies nor dispose of any equity interest in NewCo or any SAFE Group Company; nor purchase, cease, or lease, nor dispose of, any business as a going concern (azienda or ramo di azienda);

(ix)	purchase fixed assets having a value in excess of Euro 200,000.00 (two hundred thousand/00) or purchase fixed assets having a cumulative value in excess of Euro 500,000.00 (five hundred thousand/00);

(x)
sell or assign fixed assets having a value in excess of Euro 100,000.00 (one hundred thousand/00) or sell or assign fixed assets having a cumulative value in excess of Euro 200,000.00 (two hundred thousand/00);

(xi)
enter into any loan or financing agreement or arrangement, except for trade debts to suppliers of goods or services in the ordinary course of the SAFE Business or short-term loans entered into in the ordinary course of the SAFE Business and on terms consistent with the past practices;

(xii)	waive rights, except for commercial discounts granted in the ordinary course of the SAFE Business and on terms consistent with past practices;

(xiii)	prepay any borrowed money for an amount exceeding Euro 200,000.00 (two hundred thousand/00);

(xiv)
commence, compromise or settle any action, claim, arbitration, suit, litigation procedure in excess of Euro 100,000.00 (one hundred thousand/00) each or in excess of Euro 200,000.00 (two hundred thousand/00) on a cumulative basis;

(xv)	change or alter the accounting principles and practices applied by NewCo or any SAFE Group Company;

(xvi)	alter the nature or scope of the SAFE Business carried out by NewCo or any SAFE Group Company;

(xvii)	change the salary and employment conditions of directors, top managers and executives (“dirigenti”), and employees of NewCo or any SAFE Group

Company, except as required by Law or by the collective bargaining agreements applicable as of the date of this Agreement as well pay any extraordinary bonuses;

(xviii)	engage or hire new employees (except those necessary to cover departures or new job positions required in the ordinary course of the SAFE Business);

(xix)
enter into, modify or terminate contracts of any kind (written or oral) having a duration of over 8 months and entailing revenues in excess of Euro 800,000.00 (eight hundred thousand/00) or entailing payments, costs, or expenses of an amount in excess of Euro 800,000.00 (eight hundred thousand/00);

(xx)	approve or implement any liquidation, dissolution, recapitalization or reorganization of NewCo or any SAFE Group Company;

(xxi)
enter into or authorize any new, or amend current, transactions, arrangements, or understandings, between NewCo or any SAFE Group Company, on one side, and any LR Group Companies Company and/or Affiliate (other than the SAFE Group Companies) or any Related Person, on the other side;

(xxii)	sell, license, transfer or, otherwise, assign any of the Intellectual Property Rights owned by NewCo or the SAFE Group Companies;

(xxiii)
take any action or make any omission which is inconsistent with the provisions of this Agreement or the implementation of the Transaction, or which is or is reasonably likely to constitute or cause or give rise to a breach of any of the LR Warranties;

(xxiv)
in relation to NewCo or any SAFE Group Companies, change its residence for any Tax purpose or establish any branch, agency, permanent establishment or other taxable presence in any jurisdiction outside its jurisdiction of incorporation;

(xxv)
in relation to NewCo or any SAFE Group Companies, make any amendment to a Tax return or make, amend or withdraw any election or claim for Tax purposes to the extent that to do so would be inconsistent with previous practice of any such SAFE Group Companies;

(xxvi)	discontinue or cease to operate all or a material part of the SAFE Businesses; and/or

(xxvii)	agree to do any of the foregoing.

(b)
Unless otherwise provided in this Agreement (including, but without limitation, with respect to the CE Combination) or consented upon in writing by LR, CE shall, during the Interim Management Period, manage the Compression Group Companies, and cause that the Compression Group Companies are managed, in the ordinary course of the Compression Business in compliance with the applicable Law and in accordance with past practices and, to that purpose, in relation to any Compression Group Companies, CE shall not, and shall cause each Compression Group Company during the Interim Management Period, not to:

(i)
issue any shares, options, warrants, subscription or conversion rights or execute contracts or agreements or assume obligations of any nature under which they shall be obliged, under condition or otherwise, to issue or sell new shares or any other securities which could be exchanged with or converted into share capital or be obliged to reimburse or repurchase its own shares;

(ii)	declare, make or pay a dividend or other distribution (whether in cash, stock or in kind);

(iii)
increase or reduce its corporate capital (except in the cases provided under articles 2446 and 2447 of the Code or similar applicable provisions of the applicable Law) nor amend its articles or by-laws;

(iv)	merge, de-merge, transform into another type of company, nor approve any liquidation or winding up procedure;

(v)	sell or transfer the shares held into any Compression Group Company;

(vi)
grant, create, assume or otherwise incur any Encumbrance on (i) shares held into any Compression Group Company, or (ii) any asset of any Compression Group Company or otherwise give any guarantee, except in the ordinary course of the Compression Business and consistently with past practice;

(vii)
redeem, purchase or otherwise acquire, any of its capital stock or any other of its equity interests, or any instrument or security which consists of or includes a right to acquire such capital stock or other equity interest, or amend the terms of any such security;

(viii)
enter into any legal partnership, consortium, association, joint venture, agreement or arrangement for the sharing of profits or assets; incorporate new companies nor dispose of any equity interest in any Compression Group Company; nor purchase, cease, or lease, nor dispose of, any business as a going concern (azienda or ramo di azienda);

(ix)	purchase fixed assets having a value in excess of Euro 200,000.00 (two hundred thousand/00) or purchase fixed assets having a cumulative value in excess of Euro 500,000.00 (five hundred thousand/00);

(x)
sell or assign fixed assets having a value in excess of Euro 100,000.00 (one hundred thousand/00) or sell or assign fixed assets having a cumulative value in excess of Euro 200,000.00 (two hundred thousand/00);

(xi)
enter into any loan or financing agreement or arrangement, except for trade debts to suppliers of goods or services in the ordinary course of the Compression Business or short-term loans entered into in the ordinary course of the Compression Business and on terms consistent with the past practices;

(xii)	waive rights, except for commercial discounts granted in the ordinary course of the Compression Business and on terms consistent with past practices;

(xiii)	prepay any borrowed money for an amount exceeding Euro 200,000.00 (two hundred thousand/00);

(xiv)
commence, compromise or settle any action, claim, arbitration, suit, litigation procedure in excess of Euro 100,000.00 (one hundred thousand/00)each or in excess of Euro 200,000.00 (two hundred thousand/00) on a cumulative basis;

(xv)	change or alter the accounting principles and practices applied by any Compression Group Company;

(xvi)	alter the nature or scope of the Compression Business carried out by any Compression Group Company;

(xvii)
change the salary and employment conditions of directors, top managers and executives, and employees of any Compression Group Company, except as required by Law or by the collective bargaining agreements applicable as of the date of this Agreement as well pay any extraordinary bonuses;

(xviii)	engage or hire new employees (except those necessary to cover departures or new job positions required in the ordinary course of the Compression Business);

(xix)
enter into, modify or terminate contracts of any kind (written or oral) having a duration of over 8 months and entailing revenues in excess of Euro 800,000.00 (eight hundred thousand/00) or entailing payments, costs, or expenses of an amount in excess of Euro 800,000.00 (eight hundred thousand/00);

(xx)	approve or implement any liquidation, dissolution, recapitalization or reorganization of any Compression Group Company;

(xxi)
enter into or authorize any new, or amend current, transactions, arrangements, or understandings, between any Compression Group Company, on one side, and any CE Group Companies Company and/or Affiliate (other than the Compression Group Companies) or any Related Person, on the other side;

(xxii)	sell, license, transfer or, otherwise, assign any of the Intellectual Property Rights owned by the Compression Group Companies;

(xxiii)
take any action or make any omission which is inconsistent with the provisions of this Agreement or the implementation of the Transaction, or which is or is reasonably likely to constitute or cause or give rise to a breach of any of the CE Warranties;

(xxiv)
in relation to any Compression Group Companies, change its residence for any Tax purpose or establish any branch, agency, permanent establishment or other taxable presence in any jurisdiction outside its jurisdiction of incorporation;

(xxv)	in relation to any Compression Group Companies, make any amendment to a Tax return or make, amend or withdraw any election or claim for Tax purposes to the extent that to do so would be inconsistent with previous practice of any such Compression Group Companies;

(xxvi)	discontinue or cease to operate all or a material part of the Compression Businesses; and/or

(xxvii)	agree to do any of the foregoing.

(c)
Notwithstanding anything to the contrary in this Agreement, during the Interim Period each and any Party shall be entitled to carry out any action as may be required or appropriate for the purposes of:

(i)	implementing any action agreed with, or consented by, the other Party in writing;

(ii)	implementing any action pursuant to or, in accordance with, the terms of this Agreement;

(iii)
complying with binding orders of any Governmental Authority having jurisdiction over any such Party or any, CE Group Company or Compression Group Company (with respect to CE) and/or any SAFE Group Company or LR Group Company (with respect to LR);

(iv)	complying with requirements or obligations provided for by applicable Laws.
It being understood that in any circumstances under Paragraphs (iii), and/or (iv) above, the Party shall inform in writing in advance the other Party of the action to be implemented or carried out.

(d)	Tax Covenants

(i)
Upon CE’s written request, LR will take (or cause to take) any action reasonably necessary in order for NewCo or any subsidiary of NewCo to make any election under U.S. Treasury Regulation Section 301.7701-3(a) on IRS Form 8832 to determine the entity classification of NewCo or any subsidiary of NewCo for U.S. federal income tax purposes as of the date and in the manner determined by CE in its sole and absolute discretion (including, for this purpose, any action reasonably necessary to cause NewCo or any subsidiary of NewCo to be considered an “eligible entity” within the meaning of U.S. Treasury Regulation Section 301.7701-3(a)).

(ii)
LR will take (or cause to take) any action reasonably requested by CE to enable CE to enter into a “gain recognition agreement” within the meaning of U.S. Treasury Regulation Section 1.367(a)-8 with respect to the transactions contemplated by this Agreement.

(iii)
Notwithstanding anything to the contrary herein, upon CE’s written request, LR will take (or cause to take) any action reasonably necessary to cause any SAFE Group Company to be considered an “eligible entity” within the meaning of U.S. Treasury Regulation Section 301.7701-3(a), including, for the avoidance of doubt, the conversion of any SAFE Group Company to an Italian limited liability company prior to the Closing Date.

(iv)
Notwithstanding anything to the contrary herein, CE may, in its sole and absolute discretion, engage in any restructuring of Compression and the Compression Group Companies, which restructuring may include, but is not limited to, the contribution of Compression and the Compression Group Companies to a newly formed holding company. CE may make any election under U.S. Treasury Regulation Section 301.7701-3(a) on IRS Form 8832 to determine the entity classification of Compression and the Compression Group Companies for U.S. federal income tax purposes as of the date and in the manner determined by CE in its sole and absolute discretion (including, for this purpose, any action reasonably necessary to cause Compression and any Compression Group Company to be considered an “eligible entity” within the meaning of U.S. Treasury Regulation Section 301.7701-3(a)).

3.3	Cooperation
During the Interim Management Period, and in order to facilitate, to the maximum extent permitted by the Law, the integration of the SAFE Business and the Compression Business (the “Purpose”), each Party shall procure that the other Party and any person reasonably requested by such Party:

(a)
in connection with the Purpose, is given reasonable access to books and records, information and data concerning the Compression Group Companies or the SAFE Group Companies (as the case may be), as well as, the relevant personnel; and

(b)	on reasonable notice in respect of the Purpose, is allowed to visit and inspect any premises where either the Compression Business or the SAFE Business (as the case may be) is operated and run; and
in each case subject to the provisions of Section 13.6 and to the extent permitted by, and subject to any obligations of any Party, or any Compression Group Companies or any SAFE Group Companies, pursuant to applicable Laws.

4.	CONDITIONS TO CLOSING

4.1	Conditions Precedent
The obligation of the Parties to effect the Transaction, to subscribe the Capital Increase and their obligation to effect the Closing, and to carry out any of the actions and transactions set forth in Section 5.2 below, are conditional upon the conditions precedent here below (the “Conditions Precedent”) having been satisfied or waived in writing by the Party in the interest of which the Condition Precedent is posed, within the Long Stop Date (as defined below), except for those Conditions Precedent set forth under Sections 4.1(c), 4.1(d), 4.1(e), and 4.1(f), which by their terms shall have to be satisfied or waived on the Closing Date:

(a)	the Bond and Financing Consent shall have been obtained;

(b)	the Compression CoC Waiver shall have been obtained;

(c)	no SAFE Material Adverse Effect has occurred as at the Closing Date;

(d)	no Compression Material Adverse Effect has occurred as at the Closing Date;

(e)	no Material Breach of the LR Warranties has occurred as at the Closing Date;

(f)	no Material Breach of the CR Warranties has occurred as at the Closing Date; and

(g)	the non-occurrence of both of the following two circumstances within the Closing Date:

(i)
from the necessary verifications and analysis by Clifford Chance LLP to LR, (a) the current and future LR’s operations and business result to be materially and adversely affected by the U.S. Foreign Corrupt Practices Act of 1977 (as amended from time to time) due to LR being a quotaholder of NewCo, and/or (b) the current and future NewCo’s operations and business result to be materially and adversely affected by the U.S. Foreign Corrupt Practices Act of 1977 (as amended from time to time) due to LR being a quotaholder of NewCo and LR conducting its business as it is currently doing; and

(ii)	Clifford Chance LLP issues an unqualified legal opinion for the benefit of LR (with a copy to be delivered to CE) attesting the occurrence of any of the circumstances under (i) above.

4.2	Nature of the Conditions Precedent
The Parties acknowledge and agree that:

(a)
the Conditions Precedent under Sections 4.1(c) and 4.1(e) are in the exclusive interest of CE and each of them can be, to the extent permissible under the applicable Laws, waived exclusively by CE; and

(b)
the Conditions Precedent under Sections 4.1(a), 4.1(b), 4.1(d), 4.1(f) and 4.1(g) are in the exclusive interest of LR and each of them can be, to the extent permissible under the applicable Laws, waived exclusively by LR.

4.3	Long Stop Date
Without prejudice to what set forth in Section 4.5, if the Conditions Precedent, except those Conditions Precedent set forth under Sections 4.1(c), 4.1(d), 4.1(e), 4.1(f) and 4.1(g), which by their terms shall have to be satisfied or waived on the Closing Date, are not satisfied in accordance with this Agreement on or before December 29, 2017 (the “Long Stop Date”), this Agreement shall automatically terminate and cease to have effect, except for the provisions provided under Section 1, this Section 4 and Sections 11 and 13, which will remain in full force and binding between the Parties together with any other provision of this Agreement that, in accordance with its terms or its nature, shall survive to the termination of this Agreement or the ceasing of its effects. In the event the Agreement is terminated and ceases to produce any effect pursuant to this Section 4.3, each Party shall be relieved from each and any obligation set forth under this

Agreement and shall have no liability vìs à vìs the other Party, provided, however, that neither the termination of the Agreement nor its ceasing to have effect pursuant to this Section 4.3 shall affect the liability, if any, of either Party in respect of (i) damages for non-performance or delayed performance of any obligation under this Agreement that prevented the Conditions Precedent from being satisfied within the Long Stop Date (except those Conditions Precedent set forth under Sections 4.1(c), 4.1(d), 4.1(e), 4.1(f) and 4.1(g), which by their terms shall have to be satisfied or waived on the Closing Date); (ii) any breach of the relevant obligations under this Agreement, (iii) the relevant obligations set forth in the provisions of this Agreement, which, in accordance with their terms or their nature, shall survive to the termination of this Agreement or the ceasing of its effects.

4.4	Undertakings and Covenants in relation to the Conditions Precedent

(a)
If at any time any Party becomes aware of any event, circumstance or condition that would be reasonably likely to prevent a Condition Precedent being satisfied, it shall forthwith inform the other Party.

(b)	Each Party shall notify the other Party promptly upon it becoming aware that any of the Conditions Precedent have been satisfied.

(c)
Save for what set forth in Paragraphs 3.1(d)(vii) and 3.1(e)(iv) and the relevant obligations of each of the Parties, the Parties shall use their best efforts to procure that the Conditions Precedent are satisfied.

4.5	Termination Rights

(a)
This Agreement may be terminated by CE at any time until the Closing Date (included), by serving a notice to LR, if (i) a SAFE Material Adverse Effect occurs; and/or (ii) a Material Breach of the LR Warranties occurs.

(b)
This Agreement may be terminated by LR at any time until the Closing Date (included), by serving a notice to CE, if (i) a CE Material Adverse Effect occurs; and/or (ii) a Material Breach of the CE Warranties occurs.

(c)
Upon exercise by any Party of their termination rights set forth in Sections 4.5(a) and 4.5(b), this Agreement shall automatically terminate and cease to have effect, except for the provisions provided under Section 1, this Section 4 and Sections 11 and 13, which will remain in full force and binding between the Parties together with any other provision of this Agreement that, in accordance with its terms or its nature, shall survive to the termination of this Agreement or the ceasing of its effects. In the event that the Agreement is terminated by any Party and ceases to produce any effect pursuant to this Section 4.5, each Party shall be relieved from each and any obligation set forth under this Agreement and shall have no liability vìs à vìs the other Party, provided, however, that neither the termination of the Agreement nor its ceasing to have effect pursuant to this Section 4.5 shall affect the liability, if any, of either Party in respect of (i) any breach of the relevant obligations under this Agreement, (ii) the relevant obligations set forth in the provisions of this Agreement, which, in accordance with their terms or their nature, shall survive to the termination of this Agreement or the ceasing of its effects.

5.	CLOSING

5.1	Closing Date and Time
The Closing shall take place, on the Closing Date, before the Notary Public to be jointly designated by the Parties (the “Notary”), at the Milan office of Studio Legale Associato in associazione con Clifford Chance, located in Milan, Piazzetta Maurilio Bossi no. 3 (or at any other place agreed by the Parties) at a time to be agreed between the Parties, subject to the (i) exact and full compliance by all Parties of each and all of their respective obligations pursuant to this Agreement, and (ii) the fulfillment of the Conditions Precedent (or the waiver in writing of the same).

5.2	Deliveries at Closing
At the Closing, the Parties shall carry out and perform the following actions and transactions:

(a)	LR shall:

(i)	procure that the quotaholders’ meeting of NewCo is duly convened and held to resolve upon the Capital Increase and the adoption of the NewCo By-Laws, unless already held prior to the Closing Date;

(ii)
subscribe and pay in the Capital Increase LR Portion, by contributing in kind, pursuant to and in accordance with Article 2464 and 2465 of the Code, the SAFE Shares, and to such purpose it shall execute and deliver, or cause to be executed and delivered, to NewCo, any instruments as may be required under applicable Laws, to vest in NewCo good and marketable title to the SAFE Shares, free from any Encumbrances, including the endorsement of the SAFE Shares before the Notary, the delivery of the endorsed certificates to NewCo free and clear from any Encumbrances, and the registration of NewCo as new shareholder of SAFE in the relevant shareholders’ ledger;

(iii)	pay all the costs and the notarial fees relating to the transfer to NewCo of the ownership of the SAFE Shares;

(iv)
execute and deliver such instruments in respect of the contribution in kind of the SAFE Shares into NewCo, as may be necessary or useful, under the applicable provisions of Law, to properly effect the purposes of this Agreement;

(v)	execute and deliver to CE the Quotaholders’ Agreement;

(vi)	execute and deliver the Hold Harmless Letters in accordance with Paragraph 3.1(g);

(vii)	execute and deliver the LR Hold Harmless Letters in accordance with Paragraph 3.1(h);

(viii)	deliver the duly signed Directors Resignation Letters in accordance with Paragraph 3.1(d);

(ix)	use its best effort to deliver the duly signed SA Resignation Letters in accordance with Paragraph 3.1(d);

(x)	exercise its rights to cause the shareholders’ meeting of SAFE to be held and approve and adopt the SAFE By-Laws;

(xi)	exercise its rights to cause the competent corporate body of CE to approve and adopt the CEC Articles;

(xii)	execute and deliver to NewCo the TSA;

(xiii)	cause NewCo to execute and deliver to LR the TSA;

(xiv)	cause NewCo to execute and deliver to CE the Commercial Agreement;

(xv)
exercise its rights to cause the quotaholders’ meeting of NewCo to be held and resolve upon (A) the appointment of the directors of NewCo, in accordance with Paragraphs 3.1(d)(xi) and 3.1(e)(ix), as designated by the Parties in accordance with Paragraphs 3.1(d)(viii) and 3.1(e)(v) above, (B) the appointment of the statutory auditors of NewCo, in accordance with Paragraphs 3.1(d)(xi) and 3.1(e)(ix), as designated by the Parties in accordance with Paragraphs 3.1(d)(viii) and 3.1(e)(v) above, and (C) the release and discharging to the maximum extent permitted by applicable Laws (and, in any case, with the exception of fraud, wilful misconduct and gross negligence), the resigning directors and statutory auditors of NewCo, from and against any and all liabilities arising from their holding of the offices as, respectively, directors and statutory auditors of such company up to the Closing Date, in accordance with Paragraphs 3.1(d)(xiii) and 3.1(e)(xi);

(xvi)
exercise its rights to cause the shareholders’ meeting of SAFE to be held and resolve upon (A) the appointment of the directors of SAFE, in accordance with Paragraphs 3.1(d)(xi) and 3.1(e)(ix), as designated by the Parties in accordance with Paragraphs 3.1(d)(viii) and 3.1(e)(v) above, and (B) the appointment of the statutory auditors of SAFE, in accordance with Paragraphs 3.1(d)(xi) and 3.1(e)(ix), as designated by the Parties in accordance with Paragraphs 3.1(d)(viii) and 3.1(e)(v) above; and

(xvii)
exercise its rights to cause the competent corporate body of CE Compression to approve the appointment of the directors of CE Compression, in accordance with Paragraphs 3.1(d)(xii) and 3.1(e)(x), as designated by the Parties in accordance with Paragraphs 3.1(d)(viii) and 3.1(e)(v) above;

(b)	CE shall:

(i)	subscribe and pay in the Capital Increase CE Portion, by contributing in kind, pursuant to and in accordance with Article 2464 and 2465 of the Code,

(A)	if the CE Combination has not been completed,

(I)
the CEC Shares, and to such purpose it shall execute and deliver, or cause to be executed and delivered, to NewCo, any instruments as may be reasonably required under applicable Laws, to vest in NewCo good and marketable title to the CEC Shares, free from any Encumbrances, including original share certificates representing the CEC Shares duly endorsed in blank for transfer, or accompanied by irrevocable stock transfer powers duly executed in blank, in either case, by the holders of record, together with evidence that NewCo has been entered upon the books of CE Compression as the holder of the CEC Shares; and

(II)
the Compression Shares, and to such purpose it shall execute and deliver, or cause to be executed and delivered, to NewCo, any instruments as may be reasonably required under applicable Laws, to vest in NewCo good and marketable title to the Compression Shares, free from any Encumbrances, including original share certificates representing the Compression Shares duly endorsed in blank for transfer, or accompanied by irrevocable stock transfer powers duly executed in blank, in either case, by the holders of record, together with evidence that NewCo has been entered upon the books of Clean Energy Compression as the holder of the Compression Shares;

(B)	if the CE Combination has been completed,

(I)
the CM Shares and to such purpose it shall execute and deliver, or cause to be executed and delivered, to NewCo, any instruments as may be reasonably required under applicable Laws, to vest in NewCo good and marketable title to the CM Shares, free from any Encumbrances, including original share certificates representing the CM Shares duly endorsed in blank for transfer, or accompanied by irrevocable stock transfer powers duly executed in blank, in either case, by the holders of record, together with evidence that NewCo has been entered upon the books of Compression MergeCo as the holder of the Compression Shares;

(ii)	pay all the costs relating to the transfer to NewCo of the ownership of the CEC Shares and of the Compression Shares or of the CM Shares (as applicable);

(iii)
execute and deliver such instruments in respect of the contribution in kind of the CEC Shares and the Compression Shares or the CM Shares (as applicable) into NewCo, as may be necessary or useful, under the applicable provisions of Law, to properly effect the purposes of this Agreement;

(iv)	execute and deliver to LR the Quotaholders’ Agreement;

(v)	execute and deliver the Hold Harmless Letters in accordance with Paragraph 3.1(g);

(vi)	execute and deliver the CE Hold Harmless Letters in accordance with Paragraph 3.1(i);

(vii)	deliver the duly signed CEC Resignation Letters in accordance with Paragraph 3.1(e);

(viii)	exercise its rights to cause the shareholders’ meeting of SAFE to be held and approve and adopt the SAFE By-Laws;

(ix)	exercise its rights to cause the competent corporate body of CE to approve and adopt the CEC Articles;

(x)	cause NewCo to execute and deliver to LR the TSA;

(xi)	cause NewCo to execute and deliver to CE the Commercial Agreement;

(xii)	execute and deliver to NewCo the Commercial Agreement;

(xiii)
exercise its rights to cause the quotaholders’ meeting of NewCo to be held and resolve upon (A) the appointment of the directors of NewCo, in accordance with Paragraphs 3.1(d)(xi) and 3.1(e)(ix), as designated by the Parties in accordance with Paragraphs 3.1(d)(viii) and 3.1(e)(v) above, (B) the appointment of the statutory auditors of NewCo, in accordance with Paragraphs 3.1(d)(xi) and 3.1(e)(ix), as designated by the Parties in accordance with Paragraphs 3.1(d)(viii) and 3.1(e)(v) above, and (C) the release and discharging to the maximum extent permitted by applicable Laws (and, in any case, with the exception of fraud, wilful misconduct and gross negligence), the resigning directors and statutory auditors of NewCo, from and against any and all liabilities arising from their holding of the offices as, respectively, directors and statutory auditors of such company up to the Closing Date, in accordance with Paragraphs 3.1(d)(xiii) and 3.1(e)(xi);

(xiv)
exercise its rights to cause the shareholders’ meeting of SAFE to be held and resolve upon (A) the appointment of the directors of SAFE, in accordance with Paragraphs 3.1(d)(ix) and 3.1(e)(ix), as designated by the Parties in accordance with Paragraphs 3.1(d)(viii) and 3.1(e)(v) above, and (B) the appointment of the statutory auditors of SAFE, in accordance with Paragraphs 3.1(d)(xi) and 3.1(e)(ix), as designated by the Parties in accordance with Paragraphs 3.1(d)(viii) and 3.1(e)(v) above; and

(xv)
exercise its rights to cause the competent corporate body of CE Compression to approve the appointment of the directors of CE Compression, in accordance with Paragraphs 3.1(d)(xii) and 3.1(e)(x), as designated by the Parties in accordance with Paragraphs 3.1(d)(viii) and 3.1(e)(v) above.

5.3	One Transaction

(a)
All actions and transactions constituting the Closing pursuant to Section 5.2 above shall be regarded as one single transaction so that, at the option of the Party having interest in the performance of the relevant specific action or transaction, no action or transaction constituting the Closing shall be deemed to have taken place if and until all other actions and transactions constituting the Closing shall have been properly performed in accordance with the provisions of this Agreement.

(b)
Therefore, if one of the Parties or any other third party required to do or perform an action or payment does not timely and duly perform one or more of its obligations or activity under this Section 5, the other Party shall have the right not to perform its obligations hereunder.

(c)
No action or transaction forming the Closing or however made in execution of the obligations hereunder will be construed as constituting a novation (novazione), modification or amendment of this Agreement, pursuant to Articles 1230 and 1231 of Code.

6.	REPRESENTATION AND WARRANTIES OF LR

6.1	LR Warranties

(a)
LR hereby provides exclusively to CE and NewCo, pursuant to Article 1411 of the Code, the representations and warranties contained in this Section 6 (the “LR Warranties”), which are in lieu of all other representations and warranties however provided under the applicable provisions of Law and constitute all of the representations and warranties made by LR in connection with the Transaction and any other action and transaction contemplated by this Agreement. Moreover, LR makes no representation and gives no warranty, express or implied, to CE and NewCo with respect to financial or economic projections, estimates, analyses, budgets, business plans or management analyses or to the future profitability, revenues, results of operations, cash flows, or financial or trading performance, conditions or prospects of any of the SAFE Group Companies.

(b)
The LR Warranties are true and correct as of the date of this Agreement and shall be true and correct on the Closing Date, as well as on any day between the date hereof and the Closing Date, except where expressly indicated otherwise.

(c)	The LR Warranties are deemed for all purposes to be qualified by:

(i)	the express exceptions set forth in this Agreement (including the relevant Schedules); and

(ii)
all events, facts, matters or circumstances clearly, fairly and specifically disclosed in good faith by LR in the LR Due Diligence Materials and of which CE has knowledge at the date hereof. It being understood that, for the purposes of this Paragraph (ii), “knowledge” of CE means the actual knowledge of CE based on actual (and not merely potential) and specific events, facts, matters or circumstances, which were clearly, fairly and specifically disclosed in good faith by LR in the LR Due Diligence Material.
Accordingly, all the disclosures and information mentioned under (i) and (ii) above constitute express exceptions to the LR Warranties and therefore LR shall have no indemnification obligations for any and all circumstances deriving or resulting from any such disclosure and information.

(d)	Each of the LR Warranties is separate and independent and, unless otherwise specifically provided, shall not be restricted or limited by reference to any other warranty or term of this Agreement.

(e)
If, at any time prior to or at Closing, LR becomes aware that a LR Warranty has been breached or becomes untrue, or has reasonable expectations that any of those things may occur, LR shall promptly notify CE in sufficient detail to enable CE to make a reasonably accurate assessment of the situation (and, for the avoidance of doubt, the delivery of such notice shall not limit or otherwise affect the remedies available to CE nor shall any failure or delay in doing so increase any liability to LR).

6.2	Organization Standing and Capacity

(a)	LR is a corporation duly incorporated, validly existing and in good standing under the Laws of the Italian Republic.

(b)	All corporate and other actions required to be taken by, or on behalf of, LR to authorize LR to enter into and to perform this Agreement have been duly and properly taken.

(c)	This Agreement has been duly executed and delivered by LR and constitutes valid and binding obligations of LR, enforceable against it in accordance with its terms.

(d)
No application to, or filing with, or consent, authorization or approval of, or license, permit, registration, declaration or exemption by, any Governmental Authority is required to LR in connection with the execution and performance of this Agreement.

(e)
The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not conflict with, result in a breach of, or constitute a default under (i) the articles of association or the by-laws of LR, or (ii) any agreement or instrument by which LR is bound, or violate any provisions of Law applicable to it.

(f)
LR is not insolvent or bankrupt under the Laws of its jurisdiction of incorporation, unable to pay its debts as they fall due, nor has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.

6.3	Title

(a)	LR is the legal and beneficial owner of the SAFE Shares, which are validly issued, fully paid up, free and clear of any Encumbrances.

(b)	LR has right, power and authority to transfer to, and contribute in kind into, NewCo the SAFE Shares in accordance with the terms of this Agreement.

(c)	SAFE is the legal and beneficial owner of the entire share capital of SAFE SG, which is validly issued, fully paid up and free and clear of any Encumbrances.

(d)
Except for the Capital Increase, there are no options, warrants, conversion or subscription rights, agreements, contracts or commitments of any kind obligating SAFE or SAFE SG, conditionally or otherwise, to issue or sell any new quotas, shares, or any instrument convertible into or exchangeable for any quota or share, or to repurchase or redeem any of their quotas or shares.

6.4	Incorporation and good standing – by-laws and books

(a)	SAFE is a company duly organized, validly existing and in good standing under the Laws of the Italian Republic, save for what indicated in Schedule 6.4.

(b)	SAFE SG is duly organized, validly existing and in good standing under the Laws of Singapore.

(c)
Neither SAFE nor SAFE SG is subject to any voluntary or non-voluntary liquidation, insolvency, bankruptcy or similar procedure. There are no proceedings, injunctions, orders or claims against SAFE and/or SAFE SG that may imply the risks of liquidation, winding-up, bankruptcy and/or the starting of any bankruptcy or pre-insolvency procedure. No steps have been taken to enforce any security over any assets of SAFE or SAFE SG, and no events occurred to give the right to enforce any such security.

(d)	SAFE and SAFE SG have full power and authority to conduct their respective SAFE Business as currently conducted and to own their assets and properties as currently owned.

(e)	The by-laws of SAFE and of SAFE SG in force at the date hereof are those filed with the competent Companies’ Registers.

(f)
The books and records of the meetings of the corporate bodies of SAFE and of SAFE SG have been kept and filed with the competent registers pursuant to the applicable Laws. Each SAFE Group Company have all the books and records, which in relation to their respective SAFE Business are required to be kept under the applicable Laws, in compliance with the applicable Laws and with the applicable SAFE Accounting Principles.

(g)
Except as indicated in Schedule 6.4, no resolution has been passed by any competent corporate body of SAFE and/or SAFE SG, on the basis of which their share capital may be increased or reduced, or however modified.

(h)
Except for the Capital Increase and save as provided in the by-laws of SAFE and of SAFE SG, no rights of pre-emption, options or warrants of any kind whatsoever have been granted to third parties, which would enable them to purchase or underwrite shares or quotas in the corporate capital of SAFE and/or of SAFE SG.

(i)
Except as indicated in Schedule 6.4, no capital contributions or shares subscription are required to be made with respect to the shares representing the corporate capital of SAFE and/or SAFE SG. Except as indicated in Schedule 6.4, neither SAFE nor SAFE SG are in a situation whereby it is required by applicable Law to re-capitalize SAFE and/or SAFE SG or provide equity contribution (including, without limitation, pursuant to Articles 2446 and 2447 of the Code) - or need to adopt any corporate action in connection therewith.

(j)	No commitment has been given to create an Encumbrance affecting the corporate capital of the SAFE Shares or the shares of SAFE SG.

(k)	Neither SAFE nor SAFE SG has at any time:

(i)	purchased, redeemed or repaid any of its own share capital; or

(ii)	given any financial assistance in connection with any acquisition of its share capital or the share capital of its holding company in contravention of any Law.

6.5	Corporate Capital and contribution in kind

(a)
The SAFE Shares represent in the aggregate 100% (one hundred per cent) of the share capital and of the voting rights of SAFE. The corporate capital of SAFE amounts to Euro 2,500,000 (two million five hundred thousand/00), divided into 2,500 shares, with a nominal value of Euro 1,000 (one thousand) each, and is duly authorized, validly issued and fully paid in.

(b)	The share capital of SAFE SG is equal to 325,000.00 Singapore Dollars (SGD), is duly authorized, validly issued and fully paid in, and it is fully and entirely owned by SAFE.

(c)
Except for the capital Increase, there are no outstanding (a) options, warrants or other rights to purchase any capital stock of SAFE or SAFE SG; (b) securities convertible into or exchangeable for shares of capital stock of SAFE or SAFE SG, or (c) other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of SAFE or SAFE SG.

(d)	Except for the interests set forth indicated in Schedule 6.5(d), SAFE and/or SAFE SG own no equity interest or other participation in any subsidiary, association, consortium or joint venture.

(e)	As at the Closing Date, LR shall contribute in kind the SAFE Shares into NewCo which will comprise exclusively those assets and liabilities which are core to the SAFE Business.

6.6	Financial Statements

(a)
The 2016 SAFE Financial Statements have been approved on April 27, 2017 by the shareholders’ meeting of SAFE, have been prepared in accordance with applicable Laws and applicable SAFE Accounting Principles applied consistently with past practices and give an accurate, clear, correct, true and fair view of the economic and financial condition, assets, liabilities, the result of operations and the cash flows of SAFE as of December 31, 2016 and for the period referred to therein.

(b)
The 2016 SAFE SG Financial Statements have been approved on June 30, 2017 by the competent corporate body, have been prepared in accordance with applicable Laws and applicable SAFE SG Accounting Principles applied consistently with past practices and give an accurate, clear, correct, true and fair view of the economic and financial condition, assets, liabilities, the result of operations and the cash flows of SAFE SG as of December 31, 2016 and for the period referred to therein.

(c)
The SAFE Accounts have been approved on October 30, 2017 by the sole director of SAFE, have been prepared in accordance with applicable Laws and applicable SAFE Accounting Principles applied consistently with past practices and the 2016 SAFE Financial Statements and give an accurate, clear, correct, true and fair view of the economic and financial condition, assets, liabilities, the result of operations and the cash flows of SAFE as of September 30, 2017 and for the period referred to therein.

(d)
The SAFE SG Accounts have been approved on October 30, 2017 by the sole director of SAFE, have been prepared in accordance with applicable Laws and applicable SAFE SG Accounting Principles applied consistently with past practices and the 2016 SAFE SG Financial Statements and give an accurate, clear, correct, true and fair view of the economic and financial condition, assets, liabilities, the result of operations and the cash flows of SAFE SG as of September 30, 2017 and for the period referred to therein.

(e)
As at the date hereof, neither SAFE nor SAFE SG had any liabilities that should have been, in accordance with applicable Laws and the SAFE Accounting Principles and/or the SAFE SG Accounting Principles, and were not reflected or expressly reserved for in the SAFE Financials (or specifically disclosed or provided for in the notes thereto).

6.7	Permits and authorizations

(a)
Except as disclosed in Schedule 6.7, SAFE and SAFE SG have and maintain in full force and effect, and are in compliance in all material respects with, all material licences, approvals, registrations and authorisations (public and private) necessary for the SAFE Business to be carried out in compliance with applicable Law (the “SAFE Permits”). All the SAFE Permits are in full force and effect.

(b)
SAFE and SAFE SG are in compliance in all material respects with the terms and conditions of each of their SAFE Permits already in force and have observed each applicable obligation, restriction, condition and legal and administrative requirement under such SAFE Permits.

(c)	To the LR Knowledge, SAFE and SAFE SG have received no claims that relate to the revocation or absence of renewal of SAFE Permits.

(d)
To the LR Knowledge, there are no circumstances, including the execution of this Agreement and the consummation of the Transaction, that may result into any amendment, suspension or revocation of any of the SAFE Permits.

6.8	Compliance with Law

(a)
SAFE and SAFE SG are not, and have not been, in violation in any material respects of any Laws, rules, regulations, ordinances, decrees, directives, permits or similar requirements applicable to their assets and properties (whether real or personal, tangible or intangible, owned, licensed, leased or otherwise) or to the contracts and rights comprising its respective SAFE Business and/or to the operation of such SAFE Business.

(b)
Neither SAFE nor SAFE SG, nor LR in relation to SAFE and SAFE SG, has received notice that, or is otherwise aware of the fact that, they are currently under any investigation or inquiry with respect to any material violation of any Law, and to the LR Knowledge, there are no circumstances that may give rise to any such investigation or inquiry.

6.9	Anti-Bribery - Sanctions – Decree 231

(a)
No SAFE Group Representative has in the past 5 (five) years violated any Anticorruption Laws, nor has or any SAFE Group Representative accepted, requested, offered, paid, promised to pay, or authorized the payment of any money or other thing of value, to or from any Government Official or to or from any Person under circumstances where such SAFE Group Representative knew or ought reasonably to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be accepted, offered, given, or promised, directly or indirectly, to or from a Person for the purpose of influencing any act or decision of a Government Official or otherwise to obtain an unlawful business advantage.

(b)
No SAFE Group Representative has received any notice, request, allegation, or citation for any actual or potential noncompliance with any Anticorruption Laws from a Governmental Authority, and no SAFE Group Representative has received any other such notice, request, allegation, or citation from any other source.

(c)	To the LR Knowledge, no officer, director, or employee of SAFE or SAFE SG is a Government Official.

(d)
To the LR Knowledge, no Government Official or Governmental Authority presently owns an interest, whether direct or indirect, in SAFE or SAFE SG or has any legal or beneficial interest in SAFE or SAFE SG or to payments made to SAFE or SAFE SG hereunder.

(e)	No SAFE Group Representative is currently a Sanctions Target or is located, organized or resident in a country or territory that is a Sanctions Target.

(f)	At no time during the last 5 (five) years has SAFE or SAFE SG violated applicable Sanctions Laws and Regulations.

(g)	At no time during the last 5 (five) years has SAFE or SAFE SG violated applicable Laws pertaining to money laundering.

(h)	LR has adopted and duly implemented an organizational model aimed at preventing the commission of crimes falling within the scope of Decree 231, which applies to, and is implemented by SAFE.

(i)	SAFE, their respective directors and employees have always acted in compliance with the above mentioned organizational model.

(j)
No director or employee of SAFE have kept any behavior or committed any action, also by way of omission, that may result in SAFE being held liable under Decree 231 or any other similar Law applicable to SAFE.

6.10	Antitrust

(a)	To the LR Knowledge, SAFE and SAFE SG have at all times conducted the SAFE Business in accordance with all applicable Antitrust Laws.

(b)
To the LR Knowledge, neither SAFE nor SAFE SG is or has been engaged in any agreement, arrangement, activity, practice or conduct which constitutes an infringement or breach of any applicable Antitrust Laws in the last 5 (five) years.

(c)	Neither SAFE nor any SAFE SG is or has been in the last 5 (five) years prior to the Closing Date:

(i)
engaged in any litigation, administrative, mediation or arbitration proceedings or such other proceedings or hearings before any Governmental Authority in relation to an infringement of any applicable Antitrust Laws; or

(ii)	to the LR Knowledge, subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority in relation to an infringement of any applicable Antitrust Laws, and to the LR Knowledge no such proceedings, investigations or inquiries have been threatened in writing or are pending.

6.11	SAFE Material Contracts

(a)	A copy of each SAFE Material Contract is included in the SAFE Data Room.

(b)
As of the date of this Agreement and as of the Closing Date, each SAFE Material Contract is and will be in full force and effect and constitutes and will constitute a legally valid and binding agreement, enforceable in accordance with its terms, of SAFE and SAFE SG respectively concerned.

(c)
To the LR Knowledge: (i) there is no pending default under or a breach of a material term of any SAFE Material Contract by SAFE and/or SAFE SG, (ii) neither SAFE nor SAFE SG has received any written notice indicating that any other party is in default in any material respect under, or intends to exercise any right to terminate or not to renew, any SAFE Material Contract (also as a result of the completion of the Transaction), (iii)

there has not occurred any event that with notice or lapse of time or both would constitute such a default.

(d)
No SAFE Material Contract contains a provision or any term or condition triggering termination or any new obligation of SAFE and/or SAFE SG upon direct or indirect changes into their shareholding structure and neither the execution of this Agreement nor the performance of the obligations hereunder shall trigger the right of any third party to any SAFE Material Contract to terminate, or withdraw from, any such SAFE Material Contract. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with, or result in breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any SAFE Material Contract.

6.12	SAFE Real Property
The material real properties used or occupied by SAFE and SAFE SG are those described in Schedule 6.12(I) (the “SAFE Real Properties”). SAFE and SAFE SG do not own any material real properties. Apart from the SAFE Real Properties, the SAFE Group Companies do not use any other real property which is material for carrying out their activities or for other purposes. With reference to the SAFE Real Properties:

(a)
with respect to the SAFE Real Properties leased or otherwise used by SAFE and/or SAFE SG, such SAFE Real Properties are used under valid and binding lease or sub-lease or free-lease agreements as listed in Schedule 6.12(II) (the “SAFE Lease Agreements”). Each SAFE Lease Agreement is a valid and binding agreement between the parties thereof. Each SAFE Lease Agreement is in full force and effect, and to the LR Knowledge neither SAFE, SAFE SG, nor any party thereto is in default or breach (or is alleged to be in default or breach) under the terms and conditions (including, without limitation, the payment of rents) of, or has provided or received any notice in writing of any intention to terminate, any such SAFE Lease Agreement;

(b)
to the LR Knowledge, the SAFE Real Properties are not subject to any order or decree of any judicial authority or executive attachment proceedings of any kind and there are no circumstances which could give rise to the above;

(c)
to the LR Knowledge, the SAFE Real Properties are not subject to any procedure or decree of administrative nature of any kind (including eviction, occupation, seizure procedures or proceedings) which may prejudice, as the case may be, the full exclusive enjoyment of the SAFE Real Properties and there are no circumstances which could give rise to the above;

(d)
except as disclosed in Schedule 6.7, the SAFE Real Properties are in good operating condition and repair, normal wear and tear excepted, and are adequate for the use for which they are meant and to the LR Knowledge are in compliance in any material respects with the applicable Laws (including, without limitation, applicable Laws regarding health and safety on workplaces); and

(e)
SAFE and SAFE SG have full and undisturbed use and possession of the SAFE Real Properties and have received no notice from any third parties alleging that the current use and possession of the SAFE Real Properties by the SAFE Group Companies infringes any rights of such third parties in respect of the SAFE Real Properties.

6.13	Employment

(a)
All the employees of SAFE and SAFE SG (the “SAFE Employees”) are those who result from the respective companies’ personnel registers (libro unico or similar, as applicable) or other books and records that are required to be kept under applicable Laws. The SAFE Employees and their respective aggregate compensations and qualifications are regularly recorded in the appropriate books and records in accordance with applicable Laws.

(b)
There are no other forms of compensation or other particular economic treatments due to the SAFE Employees and the temporary workers, agency workers, directors, consultants, independent contractors, or other persons who have rendered or are rendering services in any manner whatsoever to the SAFE Group Companies, in addition to or other than those recorded in the appropriate books and records of the SAFE Group Companies in accordance with the applicable Laws.

(c)
Schedule 6.13(c) sets forth a complete list of each collective bargaining agreement (including company/branch collective agreements or labor union contract) applicable to each of the SAFE Group Companies and enforceable vis-à-vis their SAFE Employees and other workers (the “SAFE Collective Bargaining Agreements”). Except for such SAFE Collective Bargaining Agreements, and the SAFE Group Companies are not legally bound by, and do not apply, nor are negotiating, nor may be requested or forced to apply, any other collective bargaining agreement (including company/branch collective agreements and company regulations) or labour union contract.

(d)
There is no pending or, to the LR Knowledge, threatened in writing litigation, claim, investigation, inspection or proceedings involving the SAFE Group Companies, by any SAFE Employee or former employee, or present or former temporary worker, agency worker, director or consultant, independent contractor, or any other person who has rendered or is rendering services in any manner whatsoever to the SAFE Group Companies, or by the relevant trade unions, or by any Governmental Authority, arising from that person’s employment/other relationship with the SAFE Group Companies. None of the foregoing has any grounded reason to bring any action or claim against the SAFE Group Companies in relation to his/her employment/other relationship. Except as disclosed in Schedule 6.13(d), no assessment, injunction, or request for payment from any Governmental Authority is pending and no written notice of any such assessment, injunction, or request for payment has been received by the SAFE Group Companies.

(e)
Other than the SAFE Employees, there are no other persons who have, or may claim to have, any relationship with the SAFE Group Companies which would qualify such persons as employees of the SAFE Group Companies under any applicable Laws.

(f)
To the LR Knowledge, the SAFE Group Companies have complied with and are in compliance in all material respects with all the applicable SAFE Collective Bargaining Agreements and with all the applicable Laws, agreements, contracts, policies and internal regulations relating to employment, labor and the workplace relating to employment, labor and the workplace, including Laws relating to wages and classification levels for the SAFE Employees (and the respective employment agreements accurately reflect the relevant job level, and all the provisions applicable to each SAFE Employee are consistent with the relevant job level), hours, overtime, immigration, discrimination, withholding, unemployment compensation, the SAFE Employees’ compensation (including compensation for any inventive activity performed by the SAFE Employees), health and safety on workplaces, child labour, hiring of disabled persons and/or protected categories, disability rights or benefits, equal opportunity, use of fix term or partial term employees, social security contributions, social safety net requested by and/or authorized to the SAFE Group Companies, facility closures and layoffs, individual and collective dismissals, employee leaves and unemployment insurance, procurement contracts for a work/services (including, without limitation, the applicable Laws and regulations related to the wages and social security contributions for employees of independent contractors, suppliers, sub-contractors and/or sub-suppliers), and the SAFE Employees’ data protection, and there are no circumstances of any kind that could give rise to any dispute, proceedings or sanction for the violation of any of the foregoing.

(g)
Except as provided for by applicable Laws, SAFE Collective Bargaining Agreements or individual agreements, the basis of the remuneration payable to and benefits receivable by the SAFE Employees is the same as that at the reference date of the 2016 SAFE Financial Statements, and no agreement or arrangement exists with the SAFE Employees pursuant to which any SAFE Group Company would be required to change such remuneration, benefit, or employment conditions.

(h)	Neither SAFE nor SAFE SG has in place any benefit plan.

(i)
There is no labor strike, dispute, work stoppage or lockout pending or threatened against the SAFE Group Companies. There are no pending or threatened union grievances, demands or proceedings against the SAFE Group Companies, and no claim has been or could be submitted against, or fine or other sanction has been or could be inflicted on the SAFE Group Companies with reference thereto, with respect to any SAFE Employees or other worker of the SAFE Group Companies.

(j)	None of the SAFE Group Companies has engaged in any plant closing or mass layoff, or collective dismissal procedure as defined under any applicable Law during the last 2 (two) years.

(k)
Any extraordinary transaction (including, without limitation, transfer of businesses as a going concern, mergers, and demergers) carried out in the last five years and involving SAFE and/or SAFE SG has been carried out in full compliance with any applicable Law and SAFE Collective Bargaining Agreement.

(l)	Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will (i) entitle any current or former executive,

employee, fixed term employee, temporary worker, agency worker, director or consultant, independent contractor of, or any other person who has rendered or is rendering services in any manner whatsoever to SAFE and/or SAFE SG to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits of any kind (including a promotion or extension of any notice period) or trigger any other obligation under any SAFE Group Company remunerative/benefit/share plan or further allowances/indemnities.

6.14	Tax

(a)
All Tax returns required to be filed have been timely filed by SAFE and SAFE SG with the competent Tax Authority and/or Governmental Authority and all such Tax returns are true, correct and complete in any material respect pursuant to and in accordance with the applicable Laws.

(b)
All Taxes which were due under the Tax returns referred to in the preceding paragraph (whether or not shown to be due on any such Tax returns) have been duly and timely paid, deducted or withheld, by SAFE and SAFE SG, or adequate provisions have been created and accounted for in the relevant SAFE Financials. All Taxes which are not yet due and payable but which relate to periods ending on or before the Closing have been fully and adequately provided for in all material respects in the books and records of SAFE and SAFE SG.

(c)
SAFE and SAFE SG have deducted, withheld or collected all amounts required to be respectively deducted, withheld or collected by them on account of Taxes including all amounts required to be deducted, withheld or collected in respect of amounts deemed to be paid respectively by them, and have remitted all such amounts to the appropriate Governmental Entity when required by Law to do so.

(d)	There are no Encumbrances for Taxes upon the assets or properties of SAFE or SAFE SG, other than Encumbrances created solely by operation of Law.

(e)
SAFE and SAFE SG have not been served with any written notice of assessment or other written notices concerning the payment of Taxes, and to the LR Knowledge there are no audits, examinations, investigations, claims, disputes or other proceedings pending or threatened in writing with respect to any Taxes or Tax returns of SAFE or SAFE SG.

(f)
All the extraordinary transactions involving SAFE and/or SAFE SG (including, without limitation, any acquisition or sale of interests and/or businesses as a going concern) have been performed in compliance with Tax Laws and all the applicable Taxes have been duly and timely paid.

(g)	SAFE and SAFE SG are and have been resident for tax purposes solely in their jurisdiction of incorporation and they do not have permanent establishment in other jurisdictions.

(h)
Any transaction between SAFE Group Companies or between any LR Group Companies and the SAFE Group Companies or between the SAFE Group Companies and their Related Parties have been priced at arm’s length for transfer pricing purposes.

6.15	Intellectual Property

(a)
Schedule 6.15 contains a full list of all the material Intellectual Property owned or licensed by or to SAFE and/or SAFE SG. The material Intellectual Property owned by SAFE and/or SAFE SG is (i) fully valid and duly registered in the countries listed in Schedule 6.15, and (ii) free from any Encumbrances. All application and renewal fees, costs and charges related to any material Intellectual Property owned or licensed by or to SAFE and/or SAFE SG have been duly paid.

(b)
To the LR Knowledge, none of the material Intellectual Property, and none of the products or services sold by any SAFE Group Company, infringes, misappropriates, violates or conflicts with any Intellectual Property rights owned or used by any other Person or entity.

6.16	Environmental
Except as disclosed in Schedule 6.7, to LR Knowledge:

(a)
SAFE and SAFE SG are in compliance in all material respects with Environmental Laws which could reasonably be expected to have a material adverse effect on SAFE’s or on SAFE SG’s assets, properties or business taken as a whole and hold all the environmental authorizations required there under in order to conduct their business as it has been conducted until now;

(b)
there are no SAFE Real Properties operated by SAFE or SAFE SG suffering from any Environmental Contamination and in such SAFE Real Properties there are no asbestos roof nor tanks underground containing Hazardous Material; and

(c)
as of the date hereof, SAFE or SAFE SG have not received any pending summons, citation or other written notice concerning any material violation or alleged material violation of any Environmental Law in connection with the conduct of their SAFE Business.

6.17	Litigation
Except as disclosed in Schedule 6.17, There is no pending administrative, arbitral, or judicial, or, to the LR Knowledge, threatened in writing, claim, action, suit, charge, or proceeding against SAFE or SAFE SG.

6.18	Related Parties and Intragroup Agreements

(a)
Each SAFE Related Parties Agreement and SAFE Intragroup Agreement, which will be terminated prior to Closing pursuant to this Agreement, was duly entered into by the relevant parties at arm’s length and the terms and conditions set forth therein are fair and in line with market standards, and has duly been performed by the parties thereto in accordance with the relevant terms and conditions, and the applicable Laws.

(b)	All the agreements with Related Parties (other than the SAFE Related Parties Agreements and SAFE Intragroup Agreement, which will be terminated prior to Closing pursuant to this Agreement) duly expired with no outstanding or contingent liabilities and/or obligations from either party.

(c)
The SAFE Real Estate Agreement was duly entered into by the relevant parties at arm’s length and the terms and conditions set forth therein are fair and in line with market standards, and has duly been performed by the parties thereto in accordance with the relevant terms and conditions, and the applicable Laws.

6.19	Insurance

(a)
The insurance policies entered into by the SAFE Group Companies are those listed in the Schedule 6.19 (the “SAFE Insurance Policies”). Except as set forth in Schedule 6.19, no material claims have been brought under the above insurance policies in the three years prior to the date hereof.

(b)
All the SAFE Insurance Policies are in full force and effect in accordance with their respective terms, the related premiums have been timely paid, and the SAFE Group Companies have not received any notices of cancellation with respect thereto.

6.20	Subsequent events
Since the Reference Date to the date hereof, SAFE and SAFE SG have operated their businesses in all material respects in the ordinary course of SAFE Business.

6.21	Finance

(a)	Schedule 6.21(a) contains a list of all existing bank accounts of SAFE and SAFE SG as at the date hereof.

(b)	Schedule 6.21(b) contains a list of the credit facility agreements and other financing arrangements of SAFE and/or SAFE SG with any financial institution (the “SAFE Financing Agreements”).

(c)	The execution of this Agreement and the implementation of the transactions contemplated hereunder will not result in:

(i)	the termination of or a material effect on any SAFE Financing Agreement or financing arrangement to which a SAFE Group Company, is a party or subject; or

(ii)	any indebtedness of any SAFE Group Company becoming due, or capable of being declared due and payable, prior to its stated maturity.

(d)	No guarantee or Encumbrance has been given by or entered into by any SAFE Group Company or any third party in respect of the indebtedness or other obligations.

(e)
No indebtedness of the SAFE Group Companies is due and payable and no security over any of the assets of SAFE or SAFE SG is enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise.

(f)	No SAFE Group Company is responsible for the indebtedness, or for the default in the performance of any obligation, of any other Person.

6.22	Assets
(i) SAFE and SAFE SG have full, good, marketable title to ownership of the assets shown in the SAFE Financials and those acquired by them after the Reference Date; (ii) SAFE and SAFE SG have valid, leasehold interest to the leased assets shown in the SAFE Financials and the leased assets acquired by them after the Reference Date; (iii) the SAFE’s and the SAFE SG’s title to ownership and leasehold interests in their assets are not subject to any Encumbrance for the benefit of third parties.

6.23	Products

(a)	None of SAFE or SAFE SG have manufactured, sold, supplied or provided any products or services which, if used in accordance with the instruction manual and for their regular use:

(i)	are dangerous, injurious, faulty or defective;

(ii)	have been the subject of any voluntary or mandatory recall or product warning;

(iii)	do not comply with all regulations and standards applicable to such products; or

(iv)	do not comply with any warranties or representations made by it or on its behalf.

(b)
Except as disclosed in Schedule 6.23, none of SAFE or SAFE SG are obligated to service, repair, maintain, take back, make good or otherwise do or not do anything in respect of goods or services that have been sold, supplied or provided by them other than as required by applicable Laws.

(c)
Other than warranty claims in the ordinary and normal course of the SAFE Business, there is no outstanding notified claim against the SAFE Group Companies in relation to any goods or services manufactured, sold, supplied or provided by it, and, to the LR Knowledge, there are no circumstances which are likely to result in such claim.

(d)
The SAFE Financials (as applicable) provide for specific and sufficient reserves in respect of any warranty obligation of the relevant SAFE Group Company related to the products or services manufactured, sold, supplied or provided by the relevant SAFE Group Company, in accordance with applicable Laws and the SAFE Accounting Principles and/or the SAFE SG Accounting Principles (as applicable).

6.24	Agents

(a)
Schedule 6.24 hereto contains the list and relevant agreements of the agents of SAFE and SAFE SG as of the date hereof (the “SAFE Agents”). All compensations due to any SAFE Agent, and/or social security contributions and other compulsory contributions due with respect to the SAFE Agents have always been regularly paid by SAFE or SAFE SG.

(b)	SAFE and/or SAFE SG, on one side, and each SAFE Agent, on the other side, have always complied in all material respects with the terms and conditions of the relevant agreement.

(c)	All contracts with the SAFE Agents comply with all applicable laws and regulations, including any applicable Anti-Corruption Laws.

6.25	Receivables
The receivables of any SAFE Group Companies in existence:

(a)	are accurately, correctly and truthfully shown in, respectively, the SAFE Accounts and the SAFE SG Accounts, or have arisen after the Reference Date in the ordinary course of business;

(b)	are valid and fully existing and not limited by any third party’s rights of any kind;

(c)	have arisen in respect of performances actually carried out; and

(d)
are duly collectable on the relevant due date or, if not, adequate provisions have been created in, respectively, the SAFE Accounts and the SAFE SG Accounts, in accordance with applicable Laws and with, respectively, the SAFE Accounting Principles and the SAFE SG Accounting Principles.

6.26	Inventory

(a)
The inventories of each SAFE Group Company are in the physical possession of any such SAFE Group Company, or are held on consignment from others, or in transit to or from a customer or supplier of any such SAFE Group Company. None of the inventories has been pledged as collateral or otherwise is subject to an Encumbrance (other than those imposed as a matter of Law).

(b)
The inventory reflected in, respectively, the SAFE Accounts and the SAFE SG Accounts was, and, in relation to the period the Reference Date, the inventory reflected in each SAFE Group Company’s books of account, has been determined and valued in accordance with, respectively, the SAFE Accounting Principles and the SAFE SG Accounting Principles.

(c)
The inventories (including those acquired or produced after the Reference Date) were acquired or produced in the ordinary course of business. Except as reflected in the reserve for obsolete inventory in, respectively, the SAFE Accounts and the SAFE SG Accounts, the inventories are good and merchantable and are of a quality and quantity presently useable and sellable in the ordinary course of business.

7.	REPRESENTATION AND WARRANTIES OF CE

7.1	CE Warranties

(a)
CE hereby provides exclusively to LR and NewCo, pursuant to Article 1411 of the Code, the representations and warranties contained in this Section 6 (the “CE Warranties”), which are in lieu of all other representations and warranties however provided under the applicable provisions of Law and constitute all of the representations and warranties made by CE in connection with the Transaction and any other action and transaction contemplated by this Agreement. Moreover, CE makes no representation and gives no warranty, express or implied, to LR and NewCo with respect to financial or economic projections, estimates, analyses, budgets, business plans or management analyses or to the future profitability, revenues, results of operations, cash flows, or financial or trading performance, conditions or prospects of any of the CE Group Companies.

(b)
The CE Warranties are true and correct as of the date of this Agreement and shall be true and correct on the Closing Date, as well as on any day between the date hereof and the Closing Date, except where expressly indicated otherwise.

(c)	The CE Warranties are deemed for all purposes to be qualified by:

(i)	the express exceptions set forth in this Agreement (including the relevant Schedules); and

(ii)
all events, facts, matters or circumstances clearly, fairly and specifically disclosed in good faith by CE in the CE Due Diligence Materials and of which LR has knowledge at the date hereof. It being understood that, for the purposes of this Paragraph (ii), “knowledge” of LR means the actual knowledge of LR based on actual (and not merely potential) and specific events, facts, matters or circumstances, which were clearly, fairly and specifically disclosed in good faith by CE in the CE Due Diligence Material.

Accordingly, all the disclosures and information mentioned under (i) and (ii) above constitute express exceptions to the CE Warranties and therefore CE shall have no indemnification obligations for any and all circumstances deriving or resulting from any such disclosure and information.

(d)	Each of the CE Warranties is separate and independent and, unless otherwise specifically provided, shall not be restricted or limited by reference to any other warranty or term of this Agreement.

(e)
If, at any time prior to or at Closing, CE becomes aware that a CE Warranty has been breached or becomes untrue, or has reasonable expectations that any of those things may occur, CE shall promptly notify LR in sufficient detail to enable LR to make a reasonably accurate assessment of the situation (and, for the avoidance of doubt, the delivery of such notice shall not limit or otherwise affect the remedies available to LR nor shall any failure or delay in doing so increase any liability to CE).

(f)	For the avoidance of any doubt, the Parties hereby acknowledge that upon completion of the CE Combination (if applicable and if it is completed) and with effect from the date on which such CE Combination is completed (if applicable and if it is completed), any direct reference or implied reference (by referring to the Compression Group Companies or the Compression Subsidiary) contained in the CE Warranties to CE Compression and/or Clean Energy Compression shall be read, construed and interpreted as if it was made to Compression MergeCo, unless the context requires otherwise.

7.2	Organization Standing and Capacity

(a)	CE is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California.

(b)	All corporate and other actions required to be taken by, or on behalf of, CE to authorize CE to enter into and to perform this Agreement have been duly and properly taken.

(c)	This Agreement has been duly executed and delivered by CE and constitutes valid and binding obligations of CE, enforceable against it in accordance with its terms.

(d)
No application to, or filing with, or consent, authorization or approval of, or license, permit, registration, declaration or exemption by, any Governmental Authority is required to CE in connection with the execution and performance of this Agreement.

(e)
The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not conflict with, result in a breach of, or constitute a default under (i) the articles of association or the by-laws of CE, or (ii) any agreement or instrument by which CE is bound, or violate any provisions of Law applicable to it.

(f)
CE is not insolvent or bankrupt under the Laws of its jurisdiction of incorporation, unable to pay its debts as they fall due, nor has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.

7.3	Title

(a)	CE is the legal and beneficial owner of the CEC Shares (also as resulting from the CE Combination, if completed), which are validly issued, fully paid up, free and clear of any Encumbrances.

(b)	CE is the legal and beneficial owner of the Compression Shares (also as resulting from the CE Combination, if completed), which are validly issued, fully paid up, free and clear of any Encumbrances.

(c)
CE has right, power and authority to transfer to, and contribute in kind into, NewCo the CEC Shares and the Compression Shares (also as resulting from the CE Combination, if applicable and if it is completed) in accordance with the terms of this Agreement.

(d)
Upon completion of the CE Combination (if applicable and if it is completed), CE will be the legal beneficial owner of the CM Shares, which will be validly issued, fully paid up, free and clear of any Encumbrances.

(e)
Other than as a result of the CE Combination (if applicable and if it is completed), CE Compression is the legal and beneficial owner of the share capital of the Compression Subsidiaries in the amounts and percentages indicated in Schedule (G), and the relevant shares are fully paid up and free and clear of any Encumbrances.

(f)
There are no options, warrants, conversion or subscription rights, agreements, contracts or commitments of any kind obligating CE Compression or any of the Compression Subsidiaries, conditionally or otherwise, to issue or sell any new quotas, shares, or any instrument convertible into or exchangeable for any quota or share, or to repurchase or redeem any of their quotas or shares.

7.4	Incorporation and good standing – articles and books

(a)	CE Compression is a company duly organized, validly existing and in good standing under the Laws of the Province of British Columbia (Canada).

(b)	Each Compression Subsidiary is duly organized, validly existing and in good standing under applicable Laws of the jurisdiction of incorporation.

(c)
Neither CE Compression nor any Compression Subsidiary is subject to any voluntary or non-voluntary liquidation, insolvency, bankruptcy or similar procedure. There are no proceedings, injunctions, orders or claims against CE Compression and/or any Compression Subsidiary that may imply the risks of liquidation, winding-up, bankruptcy and/or the starting of any bankruptcy or pre-insolvency procedure. No steps have been taken to enforce any security over any assets of CE Compression and/or any Compression Subsidiary, and no events occurred to give the right to enforce any such security.

(d)
CE Compression and the Compression Subsidiaries have full power and authority to conduct their respective Compression Business as currently conducted and to own their assets and properties as currently owned.

(e)	The articles and by-laws, as applicable, of CE Compression and of the Compression Subsidiaries in force at the date hereof are those filed with the competent Companies’ Registers.

(f)
The books and records of the meetings of the corporate bodies of CE Compression and of the Compression Subsidiaries have been kept and filed with the competent registers pursuant to the applicable Laws. Each Compression Group Company has all the books and records, which in relation to its respective Compression Business are required to be kept under the applicable Laws, in compliance with the applicable Laws and with the CE Compression Accounting Principles (as applicable).

(g)
Other than in connection with the CE Combination (if applicable and if it is completed), no resolution has been passed by any competent corporate body of CE Compression and/or the Compression Subsidiaries, on the basis of which their share capital may be increased or reduced, or however modified.

(h)	Save as provided in the articles and by-laws, as applicable, of CE Compression and of the Compression Subsidiaries, no rights of pre-emption, options or warrants of any kind whatsoever have been granted to third parties, which would enable them to purchase or underwrite shares or quotas in the corporate capital of CE Compression and/or of the Compression Subsidiaries.

(i)
No capital contributions or shares subscription are required to be made with respect to the shares representing the corporate capital of CE Compression and/or the Compression Subsidiaries. Neither CE Compression nor any of the Compression Subsidiaries are in a situation whereby it is required by applicable Law to re-capitalize CE Compression and/or any Compression Subsidiary or provide equity contribution (including, without limitation, in cases similar to those provided for to Articles 2446 and 2447 of the Code) - or need to adopt any corporate action in connection therewith.

(j)	No commitment has been given to create an Encumbrance affecting the CEC Shares or the shares of any Compression Subsidiary.

(k)	Neither CE Compression nor any Compression Subsidiary has at any time:

(i)	purchased, redeemed or repaid any of its own share capital; or

(ii)	given any financial assistance in connection with any acquisition of its share capital or the share capital of its holding company in contravention of any Law.

7.5	Corporate Capital and contribution in kind

(a)
Other than as a result of the CE Combination (if applicable and if it is completed), the CEC Shares represent in the aggregate 100% (one hundred per cent) of issued and outstanding shares in the capital of CE Compression. The authorized capital of CE Compression consists of an unlimited number of common shares, of which 1,772,360 common shares have been duly issued and are outstanding as fully paid and non-assessable, and of which the only issued and outstanding shares are the CEC Shares.

(b)
Other than as a result of the CE Combination (if applicable and if it is completed), the Compression Shares represent in the aggregate 0.01% of issued and outstanding shares in the capital of Clean Energy Compression. The authorized capital of Clean Energy Compression consists of an unlimited number of common shares and 500,000 of preferred shares, of which 1,172,360 common shares and 336,351 preferred shares (and no more) have been duly issued and are outstanding as fully paid and non-assessable, and of which the only issued and outstanding shares are the Compression Shares.

(c)
Upon completion of the CE Combination (if applicable and if it is completed), the CM Shares represent in the aggregate 100% (one hundred per cent) of issued and outstanding shares in the capital of Compression MergeCo.

(d)
Other than as a result of the CE Combination (if implemented), the share capital of each Compression Subsidiary is indicated in Schedule 7.5(d), is duly authorized, validly issued and fully paid in, and it is allocated as indicated in Schedule 7.5(d).

(e)	There are no outstanding (a) options, warrants or other rights to purchase any capital stock of CE Compression or any Compression Subsidiary; (b) securities convertible into or exchangeable for shares of capital stock of CE Compression or any Compression Subsidiary, or (c) other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of CE Compression or any Compression Subsidiary.

(f)
Except for the interests set forth indicated in Schedule 7.5(f), CE Compression and/or the Compression Subsidiaries own no equity interest or other participation in any subsidiary, association, consortium or joint venture.

(g)
As at the Closing Date, CE shall contribute in kind the CEC Shares and the Compression Shares (or the CM Shares, if the CE Combination is completed by the Closing Date) into NewCo which will comprise exclusively those assets and liabilities which are core to the Compression Business.

7.6	Financial Statements

(a)
The 2016 CE Compression Financial Statements have been prepared in accordance with applicable Laws and applicable CE Compression Accounting Principles applied consistently with past practices and give, on a consolidated basis, an accurate, clear, correct, true and fair view of the economic and financial condition, assets, liabilities, the result of operations and the cash flows of CE Compression and the other Compression Group Companies as of December 31, 2016 and for the period referred to therein.

(b)
The CE Compression Accounts have been prepared in accordance with applicable Laws and applicable CE Compression Accounting Principles (except for the omission of footnotes and explanatory and integrative notes) applied consistently with past practices and the 2016 CE Compression Financial Statements and give, on a consolidated basis, an accurate, clear, correct, true and fair view of the economic and financial condition, assets, liabilities, the result of operations and the cash flows of CE Compression as of September 30, 2017 and for the period referred to therein.

(c)
As at the date hereof, neither CE Compression nor any Compression Subsidiary had any liabilities that should have been, in accordance with applicable Laws and Accounting Principles, and were not reflected or expressly reserved for in the Compression Financials (or specifically disclosed or provided for in the notes thereto).

7.7	Permits and authorizations

(a)
CE Compression and the Compression Subsidiaries have and maintain in full force and effect, and are in compliance in all material respects with, all material licences, approvals, registrations and authorisations (public and private) necessary for the Compression Business to be carried out in compliance with applicable Law (the “Compression Permits”). All the Compression Permits are in full force and effect.

(b)
CE Compression and the Compression Subsidiaries are in compliance in all material respects with the terms and conditions of each of their Compression Permits already in force and have observed each applicable obligation, restriction, condition and legal and administrative requirement under such Compression Permits.

(c)	To the CE Knowledge, CE Compression and the Compression Subsidiaries have received no claims that relate to the revocation or absence of renewal of the Compression Permits.

(d)
To the CE Knowledge, there are no circumstances, including the execution of this Agreement and the consummation of the Transaction, that may result into any amendment, suspension or revocation of any of the Compression Permits.

7.8	Compliance with Law

(a)
CE Compression and the Compression Subsidiaries are not, and have not been, in violation in any material respects of any Laws, rules, regulations, ordinances, decrees, directives, permits or similar requirements applicable to their assets and properties (whether real or personal, tangible or intangible, owned, licensed, leased or otherwise) or to the contracts and rights comprising the respective Compression Business and/or to the operation of such Compression Business.

(b)
Neither CE Compression nor any Compression Subsidiary, nor CE in relation to CE Compression and the Compression Subsidiaries, has received notice that, or is otherwise aware of the fact that, they are currently under any investigation or inquiry with respect to any material violation of any Law, and to the CE Knowledge, there are no circumstances that may give rise to any such investigation or inquiry.

7.9	Anti-Bribery - Sanctions – Criminal liability

(a)
No Compression Group Representative has in the past 5 (five) years violated any Anticorruption Laws, nor has or any Compression Group Representative accepted, requested, offered, paid, promised to pay, or authorized the payment of any money or other thing of value, to or from any Government Official or to or from any Person under circumstances where such Compression Group Representative knew or ought reasonably to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be accepted, offered, given, or promised, directly or indirectly, to or from a Person for the purpose of influencing any act or decision of a Government Official or otherwise to obtain an unlawful business advantage.

(b)
No Compression Group Representative has received any notice, request, allegation, or citation for any actual or potential noncompliance with any Anticorruption Laws from a Governmental Authority, and no Compression Group Representative has received any other such notice, request, allegation, or citation from any other source.

(c)	To the CE Knowledge, no officer, director, or employee of CE Compression or any Compression Subsidiary is a Government Official.

(d)
To the CE Knowledge, no Government Official or Governmental Authority presently owns an interest, whether direct or indirect, in CE Compression or any Compression Subsidiary or has any legal or beneficial interest in CE Compression or any Compression Subsidiary or to payments made to CE Compression or any Compression Subsidiary hereunder.

(e)	No Compression Group Representative is currently a Sanctions Target or is located, organized or resident in a country or territory that is a Sanctions Target.

(f)	At no time during the last 5 (five) years has CE Compression or any Compression Subsidiary violated applicable Sanctions Laws and Regulations.

(g)	At no time during the last 5 (five) years has CE Compression or any Compression Subsidiary violated applicable Laws pertaining to money laundering.

(h)
CE Compression and the Compression Subsidiaries has adopted and duly implemented an organizational model aimed at preventing the commission of crimes in relation to which, pursuant to applicable Law, a company or a corporation may be held criminally liable.

(i)	CE Compression and the Compression Subsidiaries, their respective directors and employees have always acted in compliance with the above mentioned organizational model.

(j)
No director or employee of CE Compression and the Compression Subsidiaries have kept any behavior or committed any action, also by way of omission, that may result in CE Compression or any Compression Subsidiary being held liable under any applicable Law that provides for criminal liabilities for companies or corporations.

7.10	Antitrust

(a)	To the CE Knowledge, CE Compression and the Compression Subsidiaries have at all times conducted the Compression Business in accordance with all applicable Antitrust Laws.

(b)
To the CE Knowledge, neither CE Compression nor any Compression Subsidiary is or has been engaged in any agreement, arrangement, activity, practice or conduct which constitutes an infringement or breach of any applicable Antitrust Laws in the last 5 (five) years.

(c)	Neither CE Compression nor any Compression Subsidiary is or has been in the last 5 (five) years prior to the Closing Date:

(i)
engaged in any litigation, administrative, mediation or arbitration proceedings or such other proceedings or hearings before any Governmental Authority in relation to an infringement of any applicable Antitrust Laws; or

(ii)	to the CE Knowledge, subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority in relation to an infringement of any applicable Antitrust Laws, and to the CE Knowledge no such proceedings, investigations or inquiries have been threatened in writing or are pending.

7.11	Compression Material Contracts

(a)	A copy of each Compression Material Contract is included in the CE Data Room.

(b)
As of the date of this Agreement and as of the Closing Date, each Compression Material Contract is and will be in full force and effect and constitutes and will constitute a legally valid and binding agreement, enforceable in accordance with its terms, of CE Compression and the relevant Compression Subsidiary respectively concerned.

(c)
To the CE Knowledge: (i) there is no pending default under or a breach of a material term of any Compression Material Contract by CE Compression and/or the relevant Compression Subsidiary, (ii) neither CE Compression nor the relevant Compression Subsidiary has received any written notice indicating that any other party is in default in any material respect under, or intends to exercise any right to terminate or not to renew, any Compression Material Contract (also as a result of the completion of the Transaction), (iii) there has not occurred any event that with notice or lapse of time or both would constitute such a default.

(d)
Except for what set forth in Schedule 7.11(d), no Compression Material Contract contains a change of control provision, or provision or any term or condition triggering termination or any new obligation of CE Compression and/or any Compression Subsidiary upon direct or indirect changes into their shareholding structure and neither the execution of this Agreement nor the performance of the obligations hereunder shall trigger the right of any third party to any Compression Material Contract to terminate, or withdraw from, any such Compression Material Contract. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will, except for what indicated in Schedule 7.11(d), conflict with, or result in breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Compression Material Contract.

7.12	Compression Real Property
The material real properties, owned, used or occupied by CE Compression and the Compression Subsidiaries are those described in Schedule 7.12(I) (the “Compression Real Properties”). Apart from the Compression Real Properties, the Compression Group Companies do not use any other real property which is material for carrying out their activities or for other purposes. With reference to the Compression Real Properties:

(a)
with respect to the Compression Real Properties owned by CE Compression and/or the Compression Subsidiaries, CE Compression and/or the relevant Compression Subsidiary (as the case may be) are the respective legal and beneficial owners of any such Compression Real Properties, which are free and clear of any Encumbrances and whose title to ownership have been acquired or obtained in compliance with applicable Laws;

(b)
with respect to the Compression Real Properties leased or otherwise used by CE Compression and/or the Compression Subsidiaries, such Compression Real Properties are used under valid and binding lease or sub-lease or free-lease agreements as listed in

Schedule 7.12(II) (the “Compression Lease Agreements”). Each Compression Lease Agreement is a valid and binding agreement between the parties thereof. Each Compression Lease Agreement is in full force and effect, and to the CE Knowledge neither CE Compression, any Compression Subsidiary, nor any party thereto is in default or breach (or is alleged to be in default or breach) under the terms and conditions (including, without limitation, the payment of rents) of, or has provided or received any notice in writing of any intention to terminate, any such Compression Lease Agreement;

(c)
to the CE Knowledge, the Compression Real Properties are not subject to any order or decree of any judicial authority or executive attachment proceedings of any kind and there are no circumstances which could give rise to the above;

(d)
to the CE Knowledge, the Compression Real Properties are not subject to any procedure or decree of administrative nature of any kind (including eviction, occupation, seizure procedures or proceedings) which may prejudice, as the case may be, the full exclusive enjoyment of the Compression Real Properties and there are no circumstances which could give rise to the above;

(e)
the Compression Real Properties are in good operating condition and repair, normal wear and tear excepted, and are adequate for the use for which they are meant and to the CE Knowledge are in compliance in any material respects with the applicable Laws (including, without limitation, applicable Laws regarding health and safety on workplaces); and

(f)
CE Compression and the Compression Subsidiaries have full and undisturbed use and possession of the Compression Real Properties and have received no notice from any third parties alleging that the current use and possession of the Compression Real Properties by the Compression Group Companies infringes any rights of such third parties in respect of the Compression Real Properties.

7.13	Employment

(a)
All the employees of CE Compression and the Compression Subsidiaries (the “Compression Employees”) are those who result from the respective companies’ personnel registers, or other books and records that are required to be kept under applicable Laws. The Compression Employees and their respective aggregate compensations and qualifications are regularly recorded in the appropriate books and records in accordance with applicable Laws.

(b)
There are no other forms of compensation or other particular economic treatments due to the Compression Employees and the temporary workers, agency workers, directors, consultants, independent contractors, or other persons who have rendered or are rendering services in any manner whatsoever to the Compression Group Companies, in addition to or other than those recorded in the appropriate books and records of the Compression Group Companies in accordance with the applicable Laws.

(c)	No collective bargaining agreement (including company/branch collective agreements or labor union contract) is applicable to the Compression Group Companies or otherwise enforceable vis-à-vis their Compression Employees and other workers. The Compression Group Companies are not legally bound by, and do not apply, nor are negotiating, nor may be requested or forced to apply, any other collective bargaining agreement (including company/branch collective agreements and company regulations) or labour union contract.

(d)
Except as disclosed in Schedule 7.13(d), there is no pending or, to the CE Knowledge, threatened in writing litigation, claim, investigation, inspection or proceedings involving the Compression Group Companies, by any Compression Employee or former employee, or present or former temporary worker, agency worker, director or consultant, independent contractor, or any other person who has rendered or is rendering services in any manner whatsoever to the Compression Group Companies, or by the relevant trade unions, or by any Governmental Authority, arising from that person’s employment/other relationship with the Compression Group Companies. None of the foregoing has any grounded reason to bring any action or claim against the Compression Group Companies in relation to his/her employment/other relationship. Except as disclosed in Schedule 7.13(d), no assessment, injunction, or request for payment from any Governmental Authority is pending and no written notice of any such assessment, injunction, or request for payment has been received by the Compression Group Companies.

(e)
Other than the Compression Employees, there are no other persons who have, or may claim to have, any relationship with the Compression Group Companies which would qualify such persons as employees of the Compression Group Companies under any applicable Laws.

(f)
To the CE Knowledge, the Compression Group Companies have complied with and are in compliance in all material respects with applicable Laws, agreements, contracts, policies and internal regulations relating to employment, labor and the workplace relating to employment, labor and the workplace, including Laws relating to wages and classification levels for the Compression Employees (and the respective employment agreements accurately reflect the relevant job level, and all the provisions applicable to each Compression Employee are consistent with the relevant job level), hours, overtime, immigration, discrimination, withholding, unemployment compensation, the Compression Employees compensation (including compensation for any inventive activity performed by the Compression Employees), health and safety on workplaces, child labour, hiring of disabled persons and/or protected categories, disability rights or benefits, equal opportunity, use of fix term or partial term employees, social security contributions, social safety net requested by and/or authorized to the Compression Group Companies, facility closures and layoffs, individual and collective dismissals, employee leaves and unemployment insurance, procurement contracts for a work/services (including, without limitation, the applicable Laws and regulations related to the wages and social security contributions for employees of independent contractors, suppliers, sub-contractors and/or sub-suppliers), and Compression Employees’ data protection, and there are no circumstances of any kind that could give rise to any dispute, proceedings or sanction for the violation of any of the foregoing.

(g)
Except as provided for by applicable Laws or individual agreements, the basis of the remuneration payable to and benefits receivable by the Compression Employees is the same as that at the reference date of the 2016 CE Compression Financial Statements, and no agreement or arrangement exists with the Compression Employees pursuant to which any Compression Group Company would be required to change such remuneration, benefit, or employment conditions.

(h)	Each Compression Benefit Plan has been managed, established, funded, paid, and maintained in compliance with its terms and conditions and all applicable Laws.

(i)
There is no labor strike, dispute, work stoppage or lockout pending or threatened against the Compression Group Companies. There are no pending or threatened union grievances, demands or proceedings against the Compression Group Companies, and no claim has been or could be submitted against, or fine or other sanction has been or could be inflicted on the Compression Group Companies with reference thereto, with respect to any Compression Employees or other worker of the Compression Group Companies.

(j)
Except as disclosed in Schedule 7.13(j), none of the Compression Group Companies has engaged in any plant closing or mass layoff, or collective dismissal procedure as defined under any applicable Law during the last 2 (two) years.

(k)
Any extraordinary transaction (including, without limitation, transfer of businesses as a going concern, mergers, and demergers) carried out in the last five years and involving a Compression Group Company has been carried out in full compliance with any applicable Law.

(l)
Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will (i) entitle any current or former executive, employee, fixed term employee, temporary worker, agency worker, director or consultant, independent contractor of, or any other person who has rendered or is rendering services in any manner whatsoever to CE Compression and/or the Compression Subsidiaries to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits of any kind (including a promotion or extension of any notice period) or trigger any other obligation under any Compression Group Company remunerative/benefit/share plan or further allowances/indemnities.

7.14	Tax

(a)
All Tax returns required to be filed have been timely filed by CE Compression and each Compression Subsidiary with the competent Tax Authority and/or Governmental Authority and all such Tax returns are true, correct and complete in any material respect pursuant to and in accordance with the applicable Laws.

(b)
All Taxes which were due under the Tax returns referred to in the preceding paragraph (whether or not shown to be due on any such Tax returns) have been duly and timely paid, deducted or withheld, by CE Compression and each Compression Subsidiary, or adequate provisions have been created and accounted for in the relevant Compression Financials. All Taxes which are not yet due and payable but which relate to periods ending on or before the Closing have been fully and adequately provided for in all material respects in the books and records of CE Compression and each Compression Subsidiary.

(c)
CE Compression and each Compression Subsidiary has deducted, withheld or collected all amounts required to be deducted, withheld or collected by it on account of Taxes including all amounts required to be deducted, withheld or collected in respect of amounts deemed to be paid by it, and has remitted all such amounts to the appropriate Governmental Entity when required by Law to do so.

(d)	There are no Encumbrances for Taxes upon the assets or properties of CE Compression or the Compression Subsidiaries, other than Encumbrances created solely by operation of Law.

(e)
CE Compression and the Compression Subsidiaries have not been served with any written notice of assessment or other written notices concerning the payment of Taxes, and to the CE Knowledge there are no audits, examinations, investigations, claims, disputes or other proceedings pending or threatened in writing with respect to any Taxes or Tax returns of CE Compression or any Compression Subsidiary.

(f)
All the extraordinary transactions involving CE Compression and/or any Compression Subsidiary (including, without limitation, any acquisition or sale of interests and/or businesses as a going concern) have been performed in compliance with Tax Laws and all the applicable Taxes have been duly and timely paid.

(g)
CE Compression and the Compression Subsidiaries are and have been resident for tax purposes solely in their jurisdiction of incorporation and they do not have permanent establishment in other jurisdictions.

(h)
There are no circumstances existing which could result in the application of section 17, section 17.1, section 78, section 79, sections 80 to 80.04 of the Income Tax Act (Canada), or any equivalent provision under applicable provincial law, to CE Compression or any of its subsidiaries. Neither CE Compression nor any of its subsidiaries has claimed nor will claim any reserve under any provision of the Income Tax Act (Canada) or any equivalent provincial provision, if any amount could be included in the income of CE Compression or such subsidiary for any period ending after the Closing unless such reserve has been properly reflected in its books and records.

(i)
Any transaction between the Compression Group Companies or between any CE Group Companies and the Compression Group Companies or between the Compression Group Companies and their Related Persons have been priced at arm’s length for transfer pricing purposes. None of the Compression Group Companies nor any of its subsidiaries has acquired property or services from, or disposed of property or provided services to, a person with whom it does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) for an amount that is other than the fair market value of such property or services, nor has any Compression Group Companies been deemed to have done so for purposes of the Income Tax Act (Canada). For all transactions between the Compression Group Companies, on the one hand, and any non-resident person with whom a Compression Group Company, as applicable, was not dealing at arm’s length for the purposes of the Income Tax Act (Canada), on the other hand, the CE Compression Group Company, as applicable, has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

7.15	Intellectual Property

(a)
Schedule 7.15 contains a full list of all the material Intellectual Property owned or licensed by or to CE Compression and/or the Compression Subsidiaries. The material Intellectual Property owned by CE Compression and/or the Compression Subsidiaries is (i) fully valid and duly registered in the countries listed in Schedule 7.15, and (ii) free from any Encumbrances. All application and renewal fees, costs and charges related to any material Intellectual Property owned or licensed by or to CE Compression and/or the Compression Subsidiaries have been duly paid.

(b)
To the CE Knowledge, none of the material Intellectual Property, and none of the products or services sold by any Compression Group Company, infringes, misappropriates, violates or conflicts with any Intellectual Property rights owned or used by any other Person or entity.

7.16	Environmental
To the CE Knowledge:

(a)
CE Compression and the Compression Subsidiaries are in compliance in all material respects with Environmental Laws which could reasonably be expected to have a material adverse effect on CE Compression’s or on the Compression Subsidiaries’ assets, properties or business taken as a whole and hold all the environmental authorizations required there under in order to conduct their Compression Business as it has been conducted until now;

(b)
there are no Compression Real Properties operated by CE Compression or any Compression Subsidiary suffering from any Environmental Contamination and in such Compression Real Properties there are no asbestos roof nor tanks underground containing Hazardous Material; and

(c)
as of the date hereof, CE Compression or the Compression Subsidiaries have not received any pending summons, citation or other written notice concerning any material violation or alleged material violation of any Environmental Law in connection with the conduct of their Compression Business.

7.17	Litigation
Except as disclosed in Schedule 7.17, there is no pending administrative, arbitral, or judicial, or, to the CE Knowledge, threatened in writing, claim, action, suit, charge, or proceeding against CE Compression or any Compression Subsidiary.

7.18	Related Parties and Intragroup Agreements

(a)
Each Compression Related Parties Agreements and Compression Intragroup Agreements, which will be terminated prior to Closing pursuant to this Agreement, was duly entered into by the relevant parties at arm’s length and the terms and conditions set forth therein are fair and in line with market standards, and has duly been performed by the parties thereto in accordance with the relevant terms and conditions, and the applicable laws.

(b)
All the agreements with Related Parties (other than the Compression Related Parties Agreements and the Compression Intragroup Agreements, which will be terminated prior to Closing pursuant to this Agreement) duly expired with no outstanding or contingent liabilities and/or obligations from either party.

7.19	Insurance

(a)
The insurance policies entered into by the Compression Group Companies are those made available in the CE Data Room (the “Compression Insurance Policies”). No material claims have been brought under the above insurance policies in the three years prior to the date hereof.

(b)
All the Compression Insurance Policies are in full force and effect in accordance with their respective terms, the related premiums have been timely paid, and the Compression Group Companies have not received any notices of cancellation with respect thereto.

7.20	Subsequent events
Since the Reference Date to the date hereof, the CE Compression and the Compression Subsidiaries have operated their businesses in all material respects in the ordinary course of the Compression Business.

7.21	Finance

(a)	All existing bank accounts of CE Compression and the Compression Subsidiaries as at the date hereof are those indicated in the CE Data Room.

(b)
The list of the credit facility agreements and other financing arrangements of CE Compression and/or the Compression Subsidiaries with any financial institution (the “Compression Financing Agreements”) is contained in the CE Data Room.

(c)	The execution of this Agreement and the implementation of the transactions contemplated hereunder will not result in:

(i)	termination of or a material effect on any Compression Financing Agreement or financing arrangement to which a Compression Group Company, is a party or subject; or

(ii)	any indebtedness of any Compression Group Company becoming due, or capable of being declared due and payable, prior to its stated maturity.

(d)	No guarantee or Encumbrance has been given by or entered into by any Compression Group Company or any third party in respect of the indebtedness or other obligations.

(e)
No indebtedness of the Compression Group Companies is due and payable and no security over any of the assets of CE Compression or the Compression Subsidiaries is enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise.

(f)	No Compression Group Company is responsible for the indebtedness, or for the default in the performance of any obligation, of any other Person.

7.22	Assets
(i) CE Compression and the Compression Subsidiaries have full, good, marketable title to ownership of the assets shown in the Compression Financials and those acquired by them after the Reference Date; (ii) CE Compression and the Compression Subsidiaries have valid, leasehold interest to the leased assets shown in the Compression Financials and the leased assets acquired by them after the Reference Date; (iii) the CE Compression’s and the Compression Subsidiaries’ title to ownership and leasehold interests in their assets are not subject to any Encumbrance for the benefit of third parties.

7.23	Products

(a)
Except as disclosed in Schedule 7.23, none of the Compression Group Companies have manufactured, sold, supplied or provided any products or services which, if used in accordance with the instruction manual and for their regular use:

(i)	are become dangerous, injurious, faulty or defective;

(ii)	have been the subject of any voluntary or mandatory recall or product warning;

(iii)	do not comply with all regulations and standards applicable to such products; or

(iv)	do not comply with any warranties or representations made by it or on its behalf.

(b)
Except as disclosed in Schedule 7.23, none of the Compression Group Companies is obligated to service, repair, maintain, take back, make good or otherwise do or not do anything in respect of goods or services that have been sold, supplied or provided by them other than as required by applicable Laws.

(c)
Other than warranty claims in the ordinary and normal course of the Compression Business, there is no outstanding notified claim against the Compression Group Companies in relation to any goods or services manufactured, sold, supplied or provided by it, and, to the CE Knowledge, there are no circumstances which are likely to result in such claim.

(d)	The Compression Financials (as applicable) provide for specific and sufficient reserves in respect of any warranty obligation of the relevant Compression Group Company related to the products or services manufactured, sold, supplied or provided by the relevant Compression Group Company, in accordance with applicable Laws and CE Compression Accounting Principles (as applicable).

7.24	Agents

(a)
The list and the relevant agreements of the agents of CE Compression and the Compression Subsidiaries as of the date hereof (the “Compression Agents”) are contained in the CE Data Room. All compensations due to any Compression Agent, and/or social security contributions and other compulsory contributions due with respect to the Compression Agents have always been regularly paid by CE Compression or the Compression Subsidiaries.

(b)
CE Compression and/or the Compression Subsidiaries, on one side, and each Compression Agent, on the other side, have always complied in all material respects with the terms and conditions of the relevant agreement.

(c)	All contracts with the Compression Agents comply with all applicable laws and regulations, including any applicable Anti-Corruption Laws.

7.25	Receivables
The receivables of any Compression Group Companies in existence as of the date of execution of this Agreement:

(a)	are accurately, correctly and truthfully shown in the Compression Accounts or have arisen after the Reference Date in the ordinary course of business;

(b)	are valid and fully existing and not limited by any third party’s rights of any kind;

(c)	have arisen in respect of performances actually carried out; and

(d)
are duly collectable on the relevant due date or, if not, adequate provisions have been created in the Compression Accounts in accordance with applicable Laws and with the Compression Accounting Principles.

7.26	Inventory

(a)
The inventories of each Compression Group Company are in the physical possession of any such Compression Group Company, or are held on consignment from others, or in transit to or from a customer or supplier of any such Compression Group Company. None of the inventories has been pledged as collateral or otherwise is subject to an Encumbrance (other than those imposed as a matter of Law).

(b)
The inventory reflected in the Compression Accounts was, and, in relation to the period the Reference Date, the inventory reflected in each Compression Group Company’s books of account, has been determined and valued in accordance with the Compression Accounting Principles.

(c)
The inventories (including those acquired or produced after the Reference Date) were acquired or produced in the ordinary course of business. Except as reflected in the reserve for obsolete inventory in the Compression Accounts, the inventories are good and merchantable and are of a quality and quantity presently useable and sellable in the ordinary course of business.

8.	INDEMNIFICATION OBLIGATIONS OF LR

8.1	Indemnification Obligations of LR
Subject to the Closing having occurred and subject the conditions and limitations set forth in this Section 8, LR hereby agrees to indemnify and hold, CE, NewCo, SAFE, SAFE SG, CE Compression, or any Compression Subsidiary, harmless from any Loss suffered or incurred directly by CE, NewCo, SAFE, SAFE SG, CE Compression, or any Compression Subsidiary as a result of any breach by LR of the LR Warranties (the “LR Indemnification Obligation”).

8.2	Sole Remedy, Nature of the Representations and Warranties and Indemnifications

(a)
To the maximum extent permitted by Law and subject to Closing having occurred, starting from the Closing Date (excluded) and, in any case, without prejudice to what set forth in Section 4.5, the right to obtain indemnification pursuant to this Section 8 is the sole remedy available to CE, NewCo, SAFE, SAFE SG, CE Compression, or any Compression Subsidiary in relation to the breach by LR of the LR Warranties and, therefore, it shall exclude any other right, action, remedy, defense, exception, claim or means of protection - provided by any applicable Law or otherwise – however available in relation to the breach by LR of any of the LR Warranties. In particular, but without limitation to the generality of the foregoing, no breach of any LR Warranty will give rise to any right on the part of CE to rescind or terminate this Agreement (including under Article 1467 of the Code, in which regard the Parties agree and acknowledge that the remedies provided for therein shall not apply to this Agreement).

(b)
The Parties hereby acknowledge and agree that the LR Warranties and LR Indemnification Obligation under this Section 8 are autonomous obligations and any right or remedy arising under this Agreement in connection with any inaccuracy, misrepresentation or breach of any LR Warranty and/or the LR Indemnification Obligations under this Section 8 shall not be subject to the statute of limitation periods and forfeiture restrictions provided under Article 1495 of the Code.

(c)
Notwithstanding any other provision of this Section 8, the LR Indemnification Obligations would not apply if the LR Warranties and/or the consequent Loss arise from, or is increased as a result of the issuance of any new Laws since the date of this Agreement which had a retroactive effect.

(d)	The Parties agree that:

(i)
an event, which may give rise to a breach of the LR Warranties, cannot give rise to a LR Indemnification Obligation, if such event constitutes an express exception to any of the LR Warranties under this Agreement (including the relevant Schedules) or if it has been clearly, fairly and specifically disclosed in good faith by LR in the LR Due Diligence Materials and of which CE has knowledge at the date hereof. It being understood that, for the purposes of this Paragraph (i), “knowledge” of CE means the actual knowledge of CE based on actual (and not merely potential) and specific events which were clearly, fairly and specifically disclosed in good faith by LR in the LR Due Diligence Materials;

(ii)
it would not be possible to seek indemnification under this Section 8 for Losses arising as a result of one and the same event by claiming the breach of more than one of the LR Warranties, provided that, in case such an event may give rise to a Claim in relation to two or more LR Warranties or pertains to a subject matter which is dealt with by two or more LR Warranties, indemnification can be sought only under the more specific and inherent LR Warranty; and

(iii)
any amount due by LR to CE, NewCo, SAFE, SAFE SG, CE Compression, or any Compression Subsidiary (as the case may be) under this Section 8 with reference to the LR Indemnification Obligations shall be grossed up by any Tax payable in relation thereto.

(e)
Without prejudice to the other provisions of this Section 8 and of Section 10, (i) only CE is entitled to enforce and bring Claims for the LR Indemnification Obligation, and it is agreed that such LR Indemnification Obligation and the relevant enforcement by CE shall be only for the benefit of, and any payment in relation thereto by LR shall be made only to, the entity that, among CE, NewCo, SAFE, SAFE SG, CE Compression, or any Compression Subsidiary, has directly suffered the Loss deriving from the breach of the CE Warranty; and (ii) no payment shall be made by LR to CE, NewCo, SAFE, SAFE SG, CE Compression, or any Compression Subsidiary pursuant to this Section 8 in respect of contingent liabilities of any such entity, unless, and only to the extent that, such liabilities have accrued and have been actually borne by any such entity.

8.3	Time limitations

(a)	LR shall in no case be liable pursuant to Section 8.1, in relation to Losses incurred pursuant to such Section which are notified by CE to LR in accordance with Section 10:

(i)
after the expiry of the 30th (thirtieth) Business Day following the expiration of the applicable statute of limitation set forth under the applicable Laws exclusively for Losses incurred due to a breach by LR of the LR Warranties set forth under Sections 6.2 (Organization, Standing, Capacity), 6.3 (Title), 6.4 (Incorporation and good standing, by-laws and books), 6.5 (Corporate Capital), 6.14 (Tax);

(ii)	after the expiry of the 5th (fifth) anniversary of the Closing exclusively for Losses incurred due to a breach by LR of the LR Warranties set forth under Section 6.13 (Employment);

(iii)
after the expiry of the 3rd (third) anniversary of the Closing exclusively for Losses incurred due to a breach by LR of the LR Warranties set forth under Sections 6.9 (Anti-Bribery – Sanctions – Decree 231) and 6.10 (Antitrust); and

(iv)
after the expiry of a period of 24 (twenty-four) months after the Closing for Losses incurred due to a breach by LR of the LR Warranties other than those referred to in paragraphs (i), (ii) and (iii) above.

(b)
The LR Indemnification Obligations shall survive the expiration of the time limits respectively set forth under Section 8.3(a) in respect of any actual or alleged breach of the LR Warranties which - prior to the expiry of the terms above - constituted the subject matter of a Notice of Claim under Section 10 and shall last until a final resolution on any such actual or alleged breach is reached and the relevant amount of the LR Indemnification Obligation (if any) is duly paid.

8.4	Monetary Limitations

(a)	The LR Indemnification Obligations pursuant to this Section 8 shall be subject to the following limitations:

(i)
no LR Indemnification Obligations is triggered and no indemnity shall be payable hereunder if the amount due in respect of each event (or series of event having the same nature) giving rise to a liability does not exceed, as de minimis threshold, Euro 50,000.00 (fifty thousand/00);

(ii)
the LR Indemnification Obligation shall be effective only when the cumulative amount of Losses actually indemnifiable by LR pursuant to this Agreement (and therefore Losses exceeding the de minimis threshold referred to in Paragraph 8.4(a)(i)) in the aggregate exceeds Euro 500,000.00 (five hundred thousand/00), provided that, if said threshold is exceeded, LR shall be liable to pay only the amount exceeding such threshold (franchigia assoluta); and

(iii)	in no event shall the cumulative amount payable by LR by way of indemnification pursuant to Section 8.1 exceed Euro 9,000,000.00 (nine million/00).

(b)
The limitations set forth under Section 8.4(a) will not apply to the LR Indemnification Obligations deriving from a breach of the LR Warranties made under Sections 6.2 (Organization, Standing, Capacity), 6.3 (Title), 6.4 (Incorporation and good standing, by-laws and books) and 6.5 (Corporate Capital), in which case the LR Indemnification Obligation shall be determined on a Euro per Euro basis.

8.5	Deductions and Gross-Up

(a)
The amount due by LR under this Section 8 with reference to a request for indemnification shall be set-off or reduced by any amount that CE, NewCo, SAFE, SAFE SG, CE Compression, or any Compression Subsidiary have received or are entitled to receive (or would have been entitled to receive, had they diligently and timely pursued their relevant claims) from any third party (including insurers) with reference to the matter which is the subject of the request for indemnification, net of costs and expenses incurred in obtaining such payment (including those incurred in connection with litigation required therefor, to the extent that such costs and expenses are not recovered from the relevant third party).

(b)
If LR pays to CE, NewCo, SAFE, SAFE SG, CE Compression, or any Compression Subsidiary (as the case may be) an amount in discharge of a Claim and then CE, NewCo, SAFE, SAFE SG, CE Compression, or any Compression Subsidiary (as the case may be) subsequently receive from a third party a sum which is referred to such Claim or to its subject matter, CE, NewCo, SAFE, SAFE SG, CE Compression, or any Compression Subsidiary (as the case may be) shall immediately repay to LR an amount equal to the sum received.

(c)
CE, NewCo, SAFE, SAFE SG, CE Compression, or any Compression Subsidiary (as the case may be) will not be entitled to indemnification (i) for Losses for which NewCo, SAFE, SAFE SG, CE Compression, or any Compression Subsidiary has made provisions or reserves accounted for in the relevant Financial Statements specifically for that claim raised vis-à-vis LR and only for the amount of such specific provisions or reserves, or (ii) in relation to Losses or amounts which were already indemnified or paid in accordance with this Agreement.

(d)
In the event and to the extent that any Loss to be indemnified by LR pursuant to this Section 8 is deductible by CE, NewCo, SAFE, SAFE SG, CE Compression, or any Compression Subsidiary (as the case may be) for Tax purposes, the liability of LR pursuant to this Section 8 will be limited to an amount corresponding to the amount of Loss reduced by a percentage equal to the percentage of the applicable Tax rate.

(e)	Any amount due by LR under this Section 8 with reference to a request for indemnification shall be grossed up by any Tax payable in relation thereto.

8.6	Declaration of CE
As at the date of this Agreement, CE does not have actual knowledge of a breach of any LR Warranties which would entitle CE to make a Claim. It being understood that, for the purposes of this Paragraph, “knowledge” of CE means the actual knowledge of CE, based on actual (and not merely potential) and specific events which were clearly, fairly and specifically disclosed in good faith by LR in the LR Due Diligence Materials or in this Agreement (including the relevant Schedules), of a breach of any LR Warranties.

9.	INDEMNIFICATION OBLIGATIONS OF CE

9.1	Indemnification Obligations of CE
Subject to the Closing having occurred and subject the conditions and limitations set forth in this Section 9, CE hereby agrees to indemnify and hold, LR, NewCo, SAFE, SAFE SG, CE Compression, or any Compression Subsidiary, harmless from any Loss suffered or incurred directly by LR, NewCo, SAFE, SAFE SG, CE Compression, or any Compression Subsidiary as a result of any breach by CE of the CE Warranties (the “CE Indemnification Obligation”).

9.2	Sole Remedy, Nature of the Representations and Warranties and Indemnifications

(a)
To the maximum extent permitted by Law and subject to Closing having occurred, starting from the Closing Date (excluded) and, in any case, without prejudice to what set forth in Section 4.5, the right to obtain indemnification pursuant to this Section 9 is the sole remedy available to LR, NewCo, SAFE, SAFE SG, CE Compression, or any Compression Subsidiary in relation to the breach by CE of the CE Warranties and, therefore, it shall exclude any other right, action, remedy, defense, exception, claim or means of protection - provided by any applicable Law or otherwise – however available in relation to the breach by CE of any of the CE Warranties. In particular, but without limitation to the generality of the foregoing, no breach of any CE Warranty will give rise to any right on the part LR to rescind or terminate this Agreement (including under Article 1467 of the Code, in which regard the Parties agree and acknowledge that the remedies provided for therein shall not apply to this Agreement).

(b)
The Parties hereby acknowledge and agree that the CE Warranties and the CE Indemnification Obligation under this Section 9 are autonomous obligations and any right or remedy arising under this Agreement in connection with any inaccuracy, misrepresentation or breach of any CE Warranty and/or the CE Indemnification Obligations under this Section 9 shall not be subject to the statute of limitation periods and forfeiture restrictions provided under Article 1495 of the Code.

(c)
Notwithstanding any other provision of this Section 9, the CE Indemnification Obligations would not apply if the CE Warranties and/or the consequent Loss arise from, or is increased as a result of the issuance of any new Laws since the date of this Agreement which had a retroactive effect.

(d)	The Parties agree that:

(i)
an event which may give rise to a breach of the CE Warranties, cannot give rise to a CE Indemnification Obligation, if such event constitutes an express exception to any of the CE Warranties under this Agreement (including the relevant Schedules) or if it has been clearly, fairly and specifically disclosed in good faith by CE in the CE Due Diligence Materials and of which LR has knowledge at the date hereof. It being understood that, for the purposes of this Paragraph (i), “knowledge” of LR means the actual knowledge of LR based on actual (and not merely potential) and specific events which were clearly, fairly and specifically disclosed in good faith by CE in the CE Due Diligence Materials;

(ii)
it would not be possible to seek indemnification under this Section 9 for Losses arising as a result of one and the same event by claiming the breach of more than one of the CE Warranties, provided that, in case such an event may give rise to a Claim in relation to two or more CE Warranties or pertains to a subject matter which is dealt with by two or more CE Warranties, indemnification can be sought only under the more specific and inherent CE Warranty; and

(iii)	any amount due by CE to LR, NewCo, SAFE, SAFE SG, CE Compression, or any Compression Subsidiary (as the case may be) under this Section 9 with reference to the LR Indemnification Obligations shall be grossed up by any Tax payable in relation thereto.

(e)
Without prejudice to the other provisions of this Section 9 and of Section 10, (i) only LR is entitled to enforce and bring Claims for the CE Indemnification Obligation and such CE Indemnification Obligation and the relevant enforcement by LR shall be only for the benefit of, and any payment in relation thereto by LR shall be made only to, the entity that, among LR, NewCo, SAFE, SAFE SG, CE Compression, or any Compression Subsidiary, has directly suffered the Loss deriving from the breach of the CE Warranty; and (ii) no payment shall be made by CE to LR, NewCo, SAFE, SAFE SG, CE Compression, or any Compression Subsidiary pursuant to this Section 9 in respect of contingent liabilities of any such entity, unless, and only to the extent that, such liabilities have accrued and have been actually borne by any such entity.

9.3	Time limitations

(a)	CE shall in no case be liable pursuant to Section 9.1, in relation to Losses incurred pursuant to such Section which are notified by LR to CR in accordance with Section 10:

(i)
after the expiry of the 30th (thirtieth) Business Day after the expiration of the applicable statute of limitation set forth under the applicable Laws exclusively for Losses incurred due to a breach by CE of the LR Warranties set forth under Sections 7.2 (Organization, Standing, Capacity), 7.3 (Title), 7.4 (Incorporation and good standing, by-laws and books), and 7.5 (Corporate Capital) and 7.14 (Tax);

(ii)	after the expiry of the 5th (fifth) anniversary of the Closing exclusively for Losses incurred due to a breach by CE of the CE Warranties set forth under Section 7.13 (Employment);

(iii)
after the expiry of the 3rd (third) anniversary of the Closing exclusively for Losses incurred due to a breach by CE of the CE Warranties set forth under Sections 7.9 (Anti-Bribery – Sanctions – Criminal liability) and 7.10 (Antitrust); and

(iv)
after the expiry of a period of 24 (twenty-four) months after the Closing for Losses incurred due to a breach by CE of the CE Warranties other than those referred to in paragraphs (i), (ii) and (iii) above.

(b)
The CE Indemnification Obligations shall survive the expiration of the time limits respectively set forth under Section 9.3(a) in respect of any actual or alleged breach of the CE Warranties which - prior to the expiry of the terms above - constituted the subject matter of a Notice of Claim under Section 10 and shall last until a final resolution on any such actual or alleged breach is reached and the relevant amount of the CE Indemnification Obligation (if any) is duly paid.

9.4	Monetary Limitations

(a)	The CE Indemnification Obligations pursuant to this Section 9 shall be subject to the following limitations:

(i)
no CE Indemnification Obligations is triggered and no indemnity shall be payable hereunder if the amount due in respect of each event (or series of event having the same nature) giving rise to a liability does not exceed, as de minimis threshold, Euro 50,000.00 (fifty thousand/00);

(ii)
the CE Indemnification Obligation shall be effective only when the cumulative amount of Losses actually indemnifiable by CE pursuant to this Agreement (and therefore Losses exceeding the de minimis threshold referred to in Paragraph 9.4(a)(i)) in the aggregate exceeds Euro 500,000.00 (five hundred thousand/00), provided that, if said threshold is exceeded, CE shall be liable to pay only the amount exceeding such threshold (franchigia assoluta); and

(iii)	in no event shall the cumulative amount payable by CE by way of indemnification pursuant to Section 9.1 exceed Euro 9,000,000.00 (nine million/00)

(b)
The limitations set forth under Section 9.4(a) will not apply to the CE Indemnification Obligations deriving from a breach of the CE Warranties made under Sections 7.2 (Organization, Standing, Capacity), 7.3 (Title), 7.4 (Incorporation and good standing, by-laws and books) and 7.5 (Corporate Capital), in which case the CE Indemnification Obligation shall be determined on a Euro per Euro basis.

9.5	Deductions and Gross-Up

(a)
The amount due by CE under this Section 9 with reference to a request for indemnification shall be set-off or reduced by any amount that LR, NewCo, SAFE, SAFE SG, CE Compression, or any Compression Subsidiary have received or are entitled to receive (or would have been entitled to receive, had they diligently and timely pursued their relevant claims) from any third party (including insurers) with reference to the matter which is the subject of the request for indemnification, net of costs and expenses incurred in obtaining such payment (including those incurred in connection with litigation required therefor, to the extent that such costs and expenses are not recovered from the relevant third party).

(b)
If CE pays to LR, NewCo, SAFE, SAFE SG, CE Compression, or any Compression Subsidiary (as the case may be) an amount in discharge of a Claim and then LR, NewCo, SAFE, SAFE SG, CE Compression, or any Compression Subsidiary (as the case may be) subsequently receive from a third party a sum which is referred to such Claim or to its subject matter, LR, NewCo, SAFE, SAFE SG, CE Compression, or any Compression Subsidiary (as the case may be) shall immediately repay to CE an amount equal to the sum received.

(c)
LR, NewCo, SAFE, SAFE SG, CE Compression, or any Compression Subsidiary (as the case may be) will not be entitled to indemnification (i) for Losses for which NewCo, SAFE, SAFE SG, CE Compression, or any Compression Subsidiary has made provisions or reserves accounted for in the relevant Financial Statements specifically for that claim raised vis-à-vis CE and only for the amount of such specific provisions or reserves, or (ii) in relation to Losses or amounts which were already indemnified or paid in accordance with this Agreement.

(d)
In the event and to the extent that any Loss to be indemnified by CE pursuant to this Section 9 is deductible by LR, NewCo, SAFE, SAFE SG, CE Compression, or any Compression Subsidiary (as the case may be) for Tax purposes, the liability of LR pursuant to this Section 9 will be limited to an amount corresponding to the amount of Loss reduced by a percentage equal to the percentage of the applicable Tax rate.

(e)	Any amount due by CE under this Section 9 with reference to a request for indemnification shall be grossed up by any Tax payable in relation thereto.

9.6	Declaration of LR
As at the date of this Agreement, LR does not have actual knowledge of a breach of any CE Warranties which would entitle LR to make a Claim. It being understood that, for the purposes of this Paragraph, “knowledge” of LR means the actual knowledge of LR, based on actual (and not merely potential) and specific events which were clearly, fairly and specifically disclosed in good faith by CE in the CE Due Diligence Materials or in this Agreement (including the relevant Schedules), of a breach of any CE Warranties.

10.	INDEMNIFICATION PROCEDURE

10.1	General Provision
The following provisions of this Section 10 shall apply if either Party makes a claim in relation to the LR Indemnification Obligation under Section 8 or the CE Indemnification Obligations under Section 9 (as the case may be) against the other Party under this Agreement (the “Claim”).

10.2	Notice of possible Claim
In the event that a Party (the “Claimant”) becomes aware of any event, claim, proceeding, circumstance or other matter which may give rise to an indemnification obligation of the other Party (the “Indemnifying Party”) under Section 8 or Section 9 (as the case may be) of this Agreement (the “Indemnification Event”), the Claimant shall give written notice thereof to the Indemnifying Party, under penalty of forfeiture, no later than 30 (thirty) Business Days after the Claimant becomes aware of such Indemnification Event, indicating in reasonable details the Claim which it intends to make, the provisions of the Agreement that are deemed to have been breached, the entity to be indemnified, together with all the reasonably available documentation which may reasonably be deemed necessary for the purposes of enabling the Indemnifying Party to be informed and take all appropriate actions in respect of the Loss subject of the Claim (the “Notice of Claim”). Such Notice of Claim shall further specify whether the Claim arises as a result of a claim by a third-party against the Claimant or any of NewCo, CE Compression, SAFE, SAFE SG or any Compression Subsidiary (the “Third-Party Claim”) or whether the Claim does not so arise therefrom (the “Direct Claim”), and shall also clearly indicate the factual and legal basis for the Claim.

10.3	Direct Claim
With respect to any Direct Claim, following receipt of the Notice of Claim, the Indemnifying Party shall have 30 (thirty) Business Days to make such investigation of the Claim as it considers reasonably necessary or desirable, and, to this purpose, each Party grants to the other, and cause to grant, access to all relevant books and records and premises and employees of the Claimant, NewCo, CE Compression, SAFE, SAFE SG or any Compression Subsidiary (as the case may be), to the extent reasonably necessary. Unless the Claimant and the Indemnifying Party agree in writing prior to the expiration of such 30 (thirty) Business Day period upon the validity and amount of such Claim, in which case the Indemnifying Party shall pay to the Claimant or NewCo, CE Compression, SAFE, SAFE SG or any Compression Subsidiary (as the case may be in accordance with Paragraphs 8.2(e) and 9.2(e)) the full agreed amount of the Claim in the following 30 (thirty) Business Days, the relevant Direct Claim shall be settled and defined as provided in Section 13.8. Any indemnification amount due by the Indemnifying Party in relation to a Direct Claim shall be paid exclusively after the issuance of a definitive arbitration award, final decision of the competent Court, or settlement agreement entered into by and between the Indemnifying Party and the Claimant, on the relevant Claim and within 20 (twenty) Business Days after such definitive arbitration award, final decision of the competent Court or settlement agreement to the entity directly affected by the Loss in accordance with Sections 8.2(e) and/or 9.2(e) (as applicable).

10.4	Third-Party Claim
In the event of a Third Party Claim, the following shall apply:

(a)
the Claimant shall reasonably inform the Indemnifying Party in writing of the Third-Party Claim in the relevant Notice of Claim with all reasonable details and shall promptly make available to the latter and/or its counsels all relevant documentation which may be available;

(b)
the Claimant shall promptly grant and cause to grant to the Indemnifying Party and/or its counsels access to all relevant books and records and premises and employees of the Claimant, NewCo, CE Compression, SAFE, SAFE SG or any Compression Subsidiary (as the case may be), to the extent reasonably necessary in connection with the defence of the Third Party Claim;

(c)
the Indemnifying Party shall give written notice to the Claimant as to whether or not it wishes to participate to, by its own counsels, the defence of the Third-Party Claim it remaining agreed and understood that the defence will be in any event led by the Claimant who (1) shall retain, at its sole discretion, any decision as to the conduct of the defence and the proceedings (including the execution of a settlement), to the maximum extent possible under applicable Law, and (2) shall, if applicable, exercise its rights to cause NewCo, CE Compression, SAFE, SAFE SG or any Compression Subsidiary (as the case may be) to diligently and promptly manage any such Third-Party Claim, taking without delay any reasonable actions, and preparing, also through its counsels, any relevant filings, judicial or administrative acts or other documents, with due care; and (3) shall regularly (in reasonable intervals) inform the Indemnifying Party about the status of the matter and promptly notify the Indemnifying Party of all material correspondence or other actions or developments in connection with the Third-Party Claim;

(d)
in the event that a firm offer is made to the Claimant, or to NewCo, CE Compression, SAFE, SAFE SG or any Compression Subsidiary (as the case may be), to settle any matter giving rise to an indemnification obligation under Section 8 or Section 9, which the Claimant, but not the Indemnifying Party, is willing to accept, the Claimant, or NewCo, CE Compression, SAFE, SAFE SG or any Compression Subsidiary (as the case may be), shall be entitled to enter into such settlement at it sole discretion; it being understood that in the event that: (i) the Indemnifying Party requests that the Claimant, or to NewCo, CE Compression, SAFE, SAFE SG or any Compression Subsidiary (as the case may be) asks for a Third Party Expert confirmation that the terms and conditions of the settlement are in their best interest, (ii) such an opinion is rendered and does not confirm that the settlement is in the best interest of the above companies, then if any indemnification is due pursuant to the terms and conditions of this Agreement then such indemnification shall be limited to 50% (fifty percent) of its value, subject to the limitations set forth in Sections either 8 or 9 (as the case may be). For the avoidance of doubt it is understood between the Parties that, in case the opinion rendered confirms that the settlement is in the best interest of the Claimant, or NewCo, CE Compression, SAFE, SAFE SG or any Compression Subsidiary (as the case may be), then if any indemnification is due in accordance with the terms and conditions of this Agreement to the Claimant, or NewCo, CE Compression, SAFE, SAFE SG or any Compression Subsidiary (as the case may be) it should be paid for 100% (one hundred percent) of its value, subject to the limitations set forth in Sections either 8 or 9 (as the case may be);

(e)
in the event that (x) a firm offer is made to the Claimant, or to NewCo, CE Compression, SAFE, SAFE SG or any Compression Subsidiary (as the case may be), to settle any matter giving rise to an indemnification obligation under Section 8 or Section 9, which the Indemnifying Party, but not the Claimant, is willing to accept, and (y) the Indemnifying Party has accepted in writing its indemnification obligation under Section 8 or Section 9 (as the case may be) in relation to such Third Party Claim, then the Claimant, and NewCo, CE Compression, SAFE, SAFE SG or any Compression Subsidiary (as the case may be) shall be free and, if the Claimant is CE, LR shall exercise its rights to allow NewCo, CE Compression, SAFE, SAFE SG, or any Compression Subsidiary (as the case may be), not to enter into such settlement and to commence or continue litigation, at its/their own expense, but the Indemnifying Party’s liability shall be limited to the amount of the proposed settlement;

(f)
it is also understood that, all reasonable costs and expenses incurred by the Indemnifying Party in participating to the relevant Third-Party Claim shall be borne by the Indemnifying Party. If it results that the Indemnifying Party has no obligation to indemnify under Section 8 or Section 9, any costs and expenses reasonably incurred by the Indemnifying Party in connection with the defense (including advisors fees) shall be borne by the Claimant;

(g)
the material failure (as it may be determined in proceedings under Section 13.8) by the Claimant to comply with any of the obligations under this Section 10.4 shall release the Indemnifying Party from its indemnification obligations provided under this Agreement with respect to the Loss referred to in the Notice of Claim and fro which the Claimant has not complied with; and

(h)	any indemnification amount due by the Indemnifying Party in relation to a Third-Party Claim shall be paid, to the entity directly affected by the Loss in accordance with Sections

8.2(e) and/or 9.2(e) (as applicable), exclusively after the issuance of a definitive court decision or order or an arbitration award deciding on the Third-Party Claim, or a definitive settlement agreement on the Third-Party Claim (provided that such settlement agreement is entered into with the prior written consent of the Indemnifying Party in compliance with the above provisions), and within 20 (twenty) Business Days after the issuance of such definitive judicial judgement or arbitration award or the execution of such settlement agreement.

11.	SPECIAL OBLIGATIONS
The Parties hereby agree the special obligations set forth in Schedule 11.

12.	NOTICES

12.1
All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing, in the English language, and shall be deemed to have been duly served when delivered by hands or sent by registered letter with return receipt, courier, facsimile or email (in these latter two cases by confirmation of transmission by the transmitting equipment and with following delivery by hands, registered letter with return receipt or courier), as follows:

(a)	if to CE, to:
Clean Energy
4675 MacArthur Court, Suite 800, Newport Beach, California 92660
Facsimile: +1 949.724.1459
For the attention of J. Nathan Jensen, General Counsel
Email: nate.jensen@cleanenergyfuels.com

With a copy to:
Latham & Watkins
Corso Matteotti 22
20121, Milano
Italy
Facsimile: +39 0230462001
For the attention of Giovanni B. Sandicchi and Cary Hyden
Email: giovanni.sandicchi@lw.com, cary.hyden@lw.com

(b)	if to LR, to:
Landi Renzo S.p.A.
Via Nobel 2/4
42025, Cavriago, Località Corte Tegge (RE)
Facsimile: +390522944044
For the attention of Cristiano Musi, CEO
Email: cmusi@landi.it
With a copy to:

Clifford Chance
Piazzetta M. Bossi, 3
20121 Milan
Italy
Facsimile: +39 0230462001
For the attention of Alberta Figari and Francesca Casini
Email: alberta.figari@cliffordchance.com, francesca.casini@cliffordchance.com or to such other Person or contact details as each Party may designate by notice to be sent to the other Parties as set forth in this Paragraph 12.1.

12.2
Any communication sent as above will be conclusively deemed to have been received (i) in case of delivery by hand, registered letter or courier, at the time of delivery as indicated in the relevant written receipt; (ii) in case of facsimile or email, at the time of dispatch, as shown in the report automatically generated by the sender’s fax machine (to the extent such report shows that the transmission has been completed and all pages successfully transmitted) or transmitting equipment, or, if the transmission is completed on a day other than a Business Day, on the following Business Day, or upon receipt of a confirmation that the email was delivered, in case of email.

13.	GENERAL PROVISIONS

13.1	Costs
Each Party shall pay its own costs, fees, Taxes and expenses in relation to the negotiation, preparation and implementation of this Agreement.

13.2	Invalidity
If any provision of this Agreement becomes void, unenforceable, invalid, illegal or inapplicable, the legality, enforceability, validity and applicability of any other provision of this Agreement shall not be affected or impaired. In such a case, the Parties will negotiate in good faith a substitute and lawful provision to replace the void, unenforceable, invalid, illegal or inapplicable provision which shall comply with the spirit and object of the original provision.

13.3	Waiver
No failure or delay by any Party in exercising any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

13.4	Amendments
Any amendment, waiver or change of this Agreement will require a written agreement executed by the Party against whom enforcement of any such amendment, waiver or change is sought.

13.5	Entire agreement and Schedules

(a)
This Agreement constitutes the entire and only agreement between the Parties relating to the subject matter of the Agreement. As a consequence, this Agreement supersedes and cancels any contract, agreement, exchange of letters or verbal agreement relating to the same matter that may have been entered into between all the Parties, or part of them, prior to the date hereof and all the obligations provided therein, which were fully and satisfactorily complied with until the date of this Agreement by each Party.

(b)	The Schedules attached to this Agreement shall be construed with, and as an integral part of, this Agreement.

13.6	Confidentiality
Except as otherwise mandatorily required under any applicable provisions of Law or rule issued by a governmental authority or other regulatory or stock exchange authorities having jurisdiction on any of the Parties or their respective Affiliates, no publicity, release or announcement concerning the execution or delivery of this Agreement, will be issued without the prior written consent and approval, as to both form and content, of the Parties.

13.7	No assignment
Except as otherwise specifically provided herein, no Party may assign any of its rights, interests or obligations under this Agreement without the other Party’s prior written consent.

13.8	Applicable law and jurisdiction

(a)	This Agreement shall be governed by, and shall be interpreted in accordance with, the Laws of the Italian Republic.

(b)
Any contractual and non-contractual dispute, claim or controversy arising from, relating to, or in connection with this Agreement, including any question regarding its existence, validity, interpretation, termination, or the performance or breach thereof, shall be referred to and finally resolved and settled by arbitration administered by the Camera Arbitrale Nazionale ed Internazionale di Milano (the “Rules”), which rules are deemed to be incorporated by reference into this clause except as they may be modified herein or by agreement among the Parties. Each Party hereby irrevocably waives its right to commence any proceedings in any court with respect to any matter subject to arbitration under this Agreement.

(c)
The arbitral panel shall consist of 3 (three) arbitrators, all 3 (three) of whom shall be appointed in accordance with the Rules. No arbitrator shall be an Affiliate, employee, officer or director of either Party, or of their respective Affiliates, nor shall any Arbitrator have any interest that would be affected in any material respect by the outcome of the dispute.

(d)	The place of arbitration shall be Milan, Italy and the language of the arbitration shall be English.

(e)	The arbitrators shall apply Italian substantive Laws and shall render their award “secondo diritto”.

(f)
The decision of a majority of the arbitrators shall be final and binding on the Parties and their respective successors and assignees. The decision shall not be subject to appeal, except as allowed for under Italian Law. The arbitral tribunal shall determine the proportions in which the Parties shall pay the fees and expenses of the arbitral panel. The Parties hereby agree that the arbitral panel shall have the power to award equitable remedies (including specific performance).

(g)
Any request by a Party for conservatory or similar interim relief in aid of arbitration, including but not limited to a preliminary injunction or attachment in aid of the arbitration to a court of competent jurisdiction, shall not be deemed a waiver of this agreement to arbitrate.

(h)
The Parties hereby designate their addresses for the serving of notice, as set forth in Section 11, as their respective domiciles at which service of process may be made in any arbitration, legal action or proceeding arising hereunder.

(i)
Without prejudice to the provisions of this Section 13.8 and to the jurisdiction of the arbitrators contemplated thereby, the Parties hereby submit to the exclusive jurisdiction of any competent court in Milan (Italy) any legal suit, action or proceeding (including cautionary proceedings, provvedimenti cautelari) in connection with this Agreement which may not be settled or resolved by arbitration.